UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Acadia Realty Trust

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011

TO OUR SHAREHOLDERS:

Please take notice that the annual meeting of shareholders of Acadia Realty Trust (the “Company”) will be held on Tuesday, May 10, 2011, at 1:00 p.m., local time, at the offices of Paul, Hastings, Janofsky & Walker, LLP, which are located at Park Avenue Tower, 75 East 55th Street, New York, NY 10022, (the “Annual Meeting”) for the purpose of considering and voting upon:

1.	The election of six Trustees to hold office until the next annual meeting and until their successors are duly elected and qualified;

2.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011;

3.

The approval, on an advisory basis, of the compensation of Named Executive Officers as disclosed in the Company’s 2011 Proxy Statement in accordance with compensation rules of the Securities and Exchange Commission;

4.

To determine, on an advisory basis, whether the shareholder vote to approve the compensation of the Named Executive Officers, in accordance with compensation rules of the Securities and Exchange Commission, should occur every one, two or three years; and

5.	Such other business as may properly come before the Annual Meeting.

The Board of Trustees of the Company recommends a vote “FOR” proposals 1 through 3 and “THREE YEARS” for proposal 4. You should carefully review the accompanying Proxy Statement which contains additional information.

The Board of Trustees has fixed the close of business on March 31, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By order of the Board of Trustees

Robert Masters, Secretary
April 8, 2011

IT IS VERY IMPORTANT THAT YOU SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

YOUR FAILURE TO PROMPTLY RETURN THE PROXY INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.

YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE MEETING, BUT YOU SHOULD VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

ACADIA REALTY TRUST
1311 MAMARONECK AVENUE, SUITE 260, WHITE PLAINS, NEW YORK 10605

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
May 10, 2011

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees (“Board of Trustees,” “Trustees” or “Board”) of Acadia Realty Trust (the “Company”) for use at the annual meeting of shareholders scheduled to be held on Monday, May 10, 2011, at 1:00 p.m., local time, at the offices of Paul, Hastings, Janofsky & Walker, LLP, which are located at Park Avenue Tower, 75 East 55th Street, New York, NY 10022, or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and accompanying form of proxy were first sent to shareholders on or about April 8, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 10, 2011 – This Proxy Statement and the Company’s 2010 Annual Report to shareholders are available at www.acadiarealty.com/proxy.

The Company will bear the costs of the solicitation of its proxies in connection with the Annual Meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation of proxies by mail, the Company’s Board of Trustees, officers and employees may solicit proxies in connection with the Annual Meeting by telephone, telegram, personal interviews or otherwise. Trustees, officers and employees will not be paid any additional compensation for soliciting proxies. Arrangements have been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of beneficial interest, par value $.001 of the Company, (the “Common Shares”) held of record by such persons or firms with their nominees, and in connection therewith, such firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding such materials.

All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the specification thereon. If no specification is made, signed proxies will be voted “FOR” each of proposals 1-3 set forth in the Notice of Annual Meeting. With respect to proposal 4, signed proxies returned without specific voting directions will be voted for a frequency of “THREE YEARS.” Any shareholder executing and delivering a proxy has the right to revoke such proxy at any time prior to the voting thereof by notice to the Company. In addition, although mere attendance at the Annual Meeting will not revoke a proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote in person at that time. Any written notice revoking a proxy should be delivered at or prior to the Annual Meeting to the attention of the Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605.

The Board of Trustees recommends a vote “FOR” proposals 1 through 3 and a vote of “THREE YEARS” for proposal 4.

OUTSTANDING SHARES AND VOTING RIGHTS

The outstanding capital shares of the Company as of March 31, 2011 consisted of 40,321,306 Common Shares. Holders of Common Shares are entitled to one vote for each Common Share registered in their names on the record date. The Board of Trustees has fixed the close of business on March 31, 2011 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of the holders of Common Shares entitled to cast at least a majority of the votes of the outstanding Common Shares on March 31, 2011 will constitute a quorum to transact business at the Annual Meeting.

The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the election of Trustees will be required to elect the nominees for Trustees at the Annual Meeting. There is no cumulative voting in the election of Trustees. The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting will be required for the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm.

The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting will be required for the advisory (non-binding) shareholder approval of the Company’s executive compensation program for Named Executive Officers. The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting will be required in the advisory (non-binding) shareholder approval of the frequency of future shareholder votes on the Company’s executive compensation program for Named Executive Officers.

Proxies marked “Abstain” and which have not voted on a particular proposal are included in determining a quorum for the Annual Meeting. Abstentions are not treated as votes cast in the election of Trustees or in the ratification of the appointment of the independent registered public accounting firm, and thus are not the equivalent of votes against a nominee or against the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm, as the case may be, and will not affect the vote with respect to these matters. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes, if any, will have no effect and will not be counted towards the vote total for any proposal.

PROPOSAL 1 — ELECTION OF TRUSTEES

There are six nominees for election as Trustees for one-year terms, expiring in 2012 or until their successors are elected. Election of each Trustee requires the approval of the majority of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting.

The Company’s Declaration of Trust provides that the Board of Trustees may be composed of up to a maximum of 15 members. Pursuant to a resolution of the Board, the Board of Trustees currently consists of six Trustees, each of whom serves until the next annual meeting and until his or her successor is duly elected and qualified. As stated elsewhere herein, the enclosed proxy will be voted for the election as Trustee of each nominee whose name is set forth below unless a contrary instruction is given. All of the nominees currently serve as Trustees of the Company. Management believes that all of its nominees are willing and able to serve the Company as Trustees. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or refrain from voting for other nominees in accordance with their judgment. The Board of Trustees has a Nominating and Corporate Governance Committee.

Trustee Independence

With five independent Trustees out of six, the Board has satisfied its objective that a majority of the Board should consist of independent Trustees. The Board of Trustees has affirmatively determined that each of Messrs. Crocker, Kellar, Spitz and Wielansky and Ms. Luscombe is independent under the rules of the New York Stock Exchange. In determining this, the Board of Trustees considered transactions and relationships between each Trustee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In determining Mr. Wielansky’s independence, the Board of Trustees considered the fact that Mr. Wielansky is entitled to receive annual fees totaling $100,000 for providing consulting services to the Company, including assisting with the underwriting and analysis of development and redevelopment opportunities as well as assisting with sourcing of direct acquisitions and identifying potential joint venture partners. The Board of Trustees did not consider this relationship to be material in determining Mr. Wielansky’s independence because it believed the amount involved would not interfere with Mr. Wielansky’s independent judgment. The Board of Trustees has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees is independent under the criteria for independence set forth in the listing standards of the New York Stock Exchange. Upon the election of all nominees, the Company will continue to meet the New York Stock Exchange requirement for a majority of independent Trustees serving on the Board of Trustees.

The following is a brief description of the nominees for election as Trustees of the Company:

Nominees for Election as Trustees

Kenneth F. Bernstein, age 49, has been Chief Executive Officer of the Company since January of 2001. He has been President and Trustee of the Company since August 1998, when the Company acquired substantially all of the assets of RD Capital, Inc. (“RDC”) and affiliates. From 1990 to August 1998, Mr. Bernstein was the Chief Operating Officer of RDC. In such capacity, he was responsible for overseeing the day-to-day operations of RDC, its management companies, and its affiliated partnerships. Prior to joining RDC, Mr. Bernstein was an associate at the New York law firm of Battle Fowler, LLP, from 1986 to 1990. Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law. Mr. Bernstein also serves on the boards of BRT Realty Trust and Golub Capital BDC. Mr. Bernstein is also a member of the National Association of Corporate Directors (“NACD”), International Council of Shopping Centers (“ICSC”), where he is on the Board of Trustees and serves as co-chair of the Committee on Open-Air Centers, National Association of Real Estate Investment Trusts (“NAREIT”), Urban Land Institute (“ULI”), and the Real Estate Roundtable. Mr. Bernstein is also a member of the Young President’s Organization (“YPO”).

We believe Mr. Bernstein’s qualifications to sit on the Board include his extensive real estate, management and board experience. Highlights of these qualifications include Mr. Bernstein’s:

•	service as president and chief executive officer of the Company for the past ten years;
•	extensive network of contacts in the real estate industry and his leadership positions with various industry and business associations;
•	five years experience as a real estate attorney;
•	eight years experience as the Chief Operating Officer of a private real estate company; and
•	three years experience as the Chief Operating Officer of a public real estate company.

Douglas Crocker II, age 71, has been a Trustee of the Company since November 2003. Mr. Crocker was most recently the Chief Executive Officer of Equity Residential, a multi-family residential real estate investment trust (“REIT”), from December 1992 until his retirement in December of 2002. During Mr. Crocker’s tenure, Equity Residential grew from 21,000 apartments with a total market capitalization of $700 million to a $17 billion company with over 225,000 apartments. Mr. Crocker was also a former Managing Director of Prudential Securities, and from 1982 to 1992 served as Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance. From 1979 to 1982 Mr. Crocker was President of American Invesco, the nation’s largest condominium conversion company, and from 1969 to 1979 served as Vice President of Arlen Realty and Development Company. He currently sits on the boards of real estate companies Ventas and Post Properties and also serves on the board of the National Multi-Housing Council. In addition, Mr. Crocker serves as a director of Cypress Sharpridge Inc. Mr. Crocker has been a five-time recipient of Commercial Property News’ Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award and three-time winner of Realty Stock Review’s Outstanding CEO Award. He has over 40 years of real estate experience. Mr. Crocker is also a member of the NACD. We believe Mr. Crocker’s qualifications to sit on the Board include his extensive CEO, board, financial and real estate experience. Highlights of these qualifications include Mr. Crocker’s:

•	service as CEO of Equity Residential, a publicly traded REIT, for ten years;
•	current service on the boards of directors of several REITs;
•	past service on the audit committees of the boards of directors of a number of publicly traded companies; and
•	over 40 years of experience in the real estate industry.

Lorrence T. Kellar, age 73, has been a Trustee of the Company since November 2003 and is an “audit committee financial expert” as that term is defined by the SEC. Mr. Kellar was Vice President at Continental Properties, a retail and residential developer from November 2002 until his retirement in November 2009. He is a director of Multi-Color Corporation (Chairman), Frisch’s Restaurants and Spar Group, Inc. Prior to joining Continental Properties in November of 2002, Mr. Kellar served as Vice President of Real Estate with Kmart Corporation from 1996 to 2002. From 1965 to 1996, Mr. Kellar served with The Kroger Co., the country’s largest supermarket company, where his final position was Group Vice President of Finance and Real Estate. Mr. Kellar is also a member of the NACD.

We believe Mr. Kellar’s qualifications to sit on the Board include his extensive real estate development, public company board, asset management and mergers and acquisitions experience, as well as financial expertise. Highlights of these qualifications include Mr. Kellar’s:

•	over 40 years of real estate operating and development experience;
•	extensive experience managing financial functions, including general accounting, audit, finance, and treasury;
•	qualification as an “audit committee financial expert” as that term is defined by the SEC;
•	service on the boards of directors of eight public companies, including his service as the chair of two of those boards;
•	service as chair of both the City of Cincinnati and Kroger pension funds;
•	past service as chair of the Bartlett Management Trust mutual fund group; and
•	involvement in a number of mergers and acquisitions transactions while with Kroger, U.S. Shoe, BT Office Products International and Multi-Color Corporation.

Wendy Luscombe, age 59, has been a Trustee of the Company since 2004. She is Principal of WKL Consulting, successor to WKL Associates, Inc., a real estate investment manager and consultant founded in 1994. Ms. Luscombe has managed investment portfolios totaling $5 billion over the last 25 years and has represented foreign investors including UK Prudential and British Coal Pension Funds in their United States real estate investment initiatives. For ten years she was Chief Executive Officer of Pan American Properties, Inc., a public REIT sponsored by British Coal Pension Funds. She was also a member of the Board of Governors of NAREIT. Ms. Luscombe has served on various boards of public companies in both the United States and United Kingdom for over 25 years and is an “audit committee financial expert” as that term is defined by the SEC. Currently she serves as Co-Lead Director, Executive Committee Member and Audit Committee member for the Zweig Fund and Zweig Total Return Fund, public closed-end mutual funds. Additionally, she serves as Chairman of the Management Oversight Committee for the Deutsche Bank International Real Estate Opportunities Funds IA and 1B. She was formerly a Board Member, Chairman of the Investment Committee and member of the Audit Committee for PXRE Group Ltd., a New York Stock Exchange listed reinsurance company. She resigned from her positions with PXRE Group Ltd. in August 2007 when the company merged with Argonaut Group, but was appointed an outside director of PXRE Reinsurance Company, the United States subsidiary of PXRE Group Ltd. which she resigned from in March 2008. She was also a Board Member for Endeavour Real Estate Securities and Amadeus Real Estate Securities, both private REIT mutual funds. From May 2009 to December 2010, Ms. Luscombe served as a Board Member and Audit Committee member for Feldman Mall Properties, a private REIT. Ms. Luscombe is also a member of the NACD and an NACD Certified Director and a member of NACD’s teaching faculty, a Fellow of the Royal Institution of Chartered Surveyors and a Member of the Chartered Institute of Arbitrators.

We believe Ms. Luscombe’s qualifications to sit on the Board include her extensive real estate operational background, CEO experience, asset management experience, extensive board service and strong corporate governance background. Highlights of these qualifications include Ms. Luscombe’s:

•	experience as the CEO of a public equity REIT in the United States for ten years;
•	experience as the CEO of a UK urban renewal developer for two years;
•	experience as the chief investment officer in the United States for a foreign pension fund;
•	experience in a variety of real estate asset types including, among others, regional malls, community shopping centers and mixed use;
•

service as an independent director for nearly 30 years, including service on all board committees including audit, compensation, investment and nominating and corporate governance, including chairmanships of committees and service as co-director;

•	service on the NACD faculty that conducts in-board training;
•	experience as one of the first governors of NAREIT;
•	successful launch of two successful contested REIT takeovers; and
•	qualification as an “audit committee financial expert” as that term is defined by the SEC.

William T. Spitz, age 59, has been a Trustee of the Company since August 2007. Mr. Spitz has served as a Director of Diversified Trust Company, a private wealth management trust company, for 15 years and has served as a Principal since March 2009. Previously, he was Vice Chancellor for Investments and Treasurer of Vanderbilt University, Nashville, Tennessee from 1985 to July 2007. As Vice Chancellor for Investments at Vanderbilt, Mr. Spitz was responsible for managing the University’s $3.5 billion endowment. He was also a member of the Senior Management Group of the University, which is responsible for the day-to-day operations of the institution. During his tenure, the Vanderbilt endowment earned returns in the top 5% of a broad universe of endowments for multiple time frames. While at Vanderbilt, Mr. Spitz conducted asset allocation studies and implemented detailed investment objectives and guidelines, developed a comprehensive risk management plan, invested in approximately two hundred limited partnerships in five illiquid assets classes, selected new custodians for both the endowment fund and the University’s charitable remainder trusts and implemented a more aggressive approach to working capital management which increased returns by 2% per annum. In addition, Mr. Spitz was also on the faculty of Vanderbilt University as Clinical Professor of Management-Owen Graduate School of Management. He has also held various high-level positions with successful asset management companies and has served on the board of several companies, including Cambium Global Timber Fund, The Common Fund, MassMutual Financial, and the Bradford Fund. He has also served on multiple advisory committees, including Acadia’s Opportunity Fund Advisory Boards, on which he served from 2001 to July 2007. Mr. Spitz is a published author and frequent speaker at industry conferences and seminars.

We believe Mr. Spitz’s qualifications to sit on the Board include his asset management experience as well as real estate development, board, fund, and REIT experience. Highlights of these qualifications include Mr. Spitz’s:

•	former role as Vice Chancellor for Investments and Treasurer of Vanderbilt University for over 20 years;
•	former responsibilities managing Vanderbilt University’s multi-billion dollar endowment fund;
•	high-level positions with successful asset management companies;
•	service on the boards of directors of several companies;
•	service on multiple fund advisory committees, including, previously, the Company’s fund advisory boards;
•	involvement in numerous real estate development projects;
•	former position as director of a private REIT;
•	past service on the audit committee of MassMutual; and
•	qualification as chartered financial analyst.

Lee S. Wielansky, age 59, has been a Trustee of the Company since May 2000 and the Lead Trustee since 2004. Mr. Wielansky has been Chairman and Chief Executive Officer of Midland Development Group, Inc., which focuses on the development of retail properties in the mid-west and southeast, since May 2003. From November 2000 to March 2003, Mr. Wielansky served as Chief Executive Officer and President of JDN Development Company, Inc. and a director of JDN Realty Corporation through its merger with Developers Diversified Realty Corporation in 2003. He was also a founding partner and Chief Executive Officer of Midland Development Group, Inc. from 1983 through 1998 when the company was sold to Regency Centers Corporation. Mr. Wielansky serves as the Vice Chairman of the Board of Directors, as well as Chairman of the Compensation Committee of Pulaski Bank and is a Director for Isle of Capri Casinos, Inc. Mr. Wielansky is also a member of the NACD and ICSC.

We believe Mr. Wielansky’s qualifications to sit on the Board include his real estate development, public company board, fund, asset management and CEO experience. Highlights of these qualifications include Mr. Wielansky’s:

•	over 36 years of real estate development experience;
•	his role in developing over 150 shopping centers;
•	his service as Chairman and CEO of Midland Development Group, Inc., which focuses on the development of retail properties in the mid-west and southeast, since May 2003;
•	service on the boards of directors of four public companies, including three current public company directorships;
•	service on compensation and audit committees;
•	current service on the corporate governance committee for Pulaski Bank;
•	current service as the Lead Trustee of the Company, a position he has held since 2004;
•	service as an advisor to the Company for its fund business;
•	responsibility for the asset management of 100 properties, accounting for over 11 million square feet;
•	former position as CEO of JDN Development Company; and
•	former position as Senior Vice President and Director of Regency Centers.

Vote Required; Recommendation

The election to the Board of Trustees of each of the six nominees will require the approval of a majority of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the election of each of the six nominees to the Board of Trustees.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has selected BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm is not required by the Company’s Declaration of Trust, Bylaws or otherwise. However, the Audit Committee is submitting the selection of BDO USA, LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. Notwithstanding the ratification of, or failure to ratify, the selection the Audit Committee of the Board of Trustees in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its subsidiaries.

Representatives of BDO USA, LLP are not expected to be present at the Annual Meeting.

Vote Required; Recommendation

The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent registered public accounting firm is required to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the ratification of BDO USA, LLP as the independent registered public accounting firm.

PROPOSAL 3 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As required under the newly enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is seeking a non-binding shareholder vote approving the compensation of Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules and as discussed in “Compensation Discussion and Analysis”, the compensation tables and any related material. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

The Board and management have thoughtfully designed the Company’s executive compensation philosophy, policies and programs tailored with the understanding of the Company’s business and the strategic mission of the Company.

The Compensation Committee’s executive compensation objectives are as follows:

1.	Motivating the Company’s Named Executive Officers to create maximum shareholder value.

2.	Providing incentives to the Company’s Named Executive Officers that reward dedication, hard work and success.

3.	Providing a compensation program that ensures “pay for performance.”

4.	Aligning the interests of the Company’s Named Executive Officers and shareholders as closely as possible.

5.	Aligning the interests of the Company’s Named Executive Officers and the Company’s external fund investors as closely as possible.

6.	Creating the right mix of long-term incentives to motivate and to retain the Company’s Named Executive Officers.

7.	Creating an incentive compensation program that can go beyond the Company’s Named Executive Officers and be utilized throughout the organization.

Vote Required; Recommendation

Because the shareholder vote is advisory, the results will not be binding upon the Board. However, the Compensation Committee will take the outcome of the vote expressed by its shareholders into consideration for future executive compensation arrangements. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the advisory approval of the Company’s executive compensation program for Named Executive Officers. Unless otherwise indicated by a shareholder on a proxy, shares will be voted “FOR” the approval of the executive compensation.

PROPOSAL 4 — ADVISORY APPROVAL OF THE FREQUENCY OF FUTURE SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, the Company also is required to seek a non-binding advisory shareholder vote regarding the frequency of submission to shareholders of a “Say on Pay” advisory vote such as set forth in Proposal 3 above. The Dodd-Frank Act specifies that shareholders be given the opportunity to vote on executive compensation programs either annually, every two years or every three years. Although this vote is advisory and non-binding, our Board of Trustees will review voting results and give serious consideration to the outcome of such voting.

The Board of Trustees has determined that an advisory shareholder vote on executive compensation every three years is the best approach for the Company and its shareholders for a number of reasons, including the following:

•

A three-year cycle will provide shareholders with sufficient time to evaluate the effectiveness of the Company’s short-term and long-term incentive programs, compensation strategies and Company performance;

•

A three-year cycle provides the Board of Trustees and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any desired changes to the Company’s executive compensation program; and

•	The Company’s executive compensation program is based on the Company’s long-term business strategy, which is more appropriately reflected with a three year timeframe.

Vote Required; Recommendation

The approval of a majority of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting is required for advisory (non-binding) approval of Proposal 4. If none of the alternatives presented in Proposal 4 (one year, two years or three years) receive a majority vote, the Board of Trustees will consider the highest number of votes cast by shareholders to be the frequency that has been selected by shareholders. In the event that no option receives a majority of votes cast, the Board of Trustees will consider the option that receives the most votes to be the option selected by the shareholders. However, because this vote is advisory and not binding on the Board of Trustees or the Company in any way, the Board may decide that it is in the best interests of the Company to hold an advisory vote on executive compensation more or less frequently than the option that received the most votes by the shareholders.

The Board of Trustees recommends a vote for “THREE YEARS” on Proposal 4 regarding the frequency of the shareholder vote to approve the compensation of the Named Executive Officers in accordance with compensation rules of the Securities and Exchange Commission. Signed proxies returned without specific voting directions will be voted for a frequency of “THREE YEARS.”

MANAGEMENT

Trustee Meetings and Attendance

During 2010, the Board of Trustees held four in-person meetings and two telephonic meetings, the Audit Committee held eight meetings, the Compensation Committee held four meetings and had a number of telephonic discussions, the Nominating and Corporate Governance Committee held three meetings and the Investment/Capital Markets Committee held no formal meetings but had a number of informal telephonic discussions to discuss potential transactions. The Board of Trustees believes consistent attendance with a minimum of missed meetings is important in carrying out the responsibilities of being a Trustee. The average attendance in the aggregate of the total number of Board of Trustees and committee meetings was 95%. No Trustee attended fewer than 85% of the aggregate of all meetings of the Board of Trustees and applicable committee meetings.

The Company does not have a formal policy requiring Trustees to be present at Annual Meetings, although the Company does encourage their attendance. All of the Company’s Trustees attended the 2010 Annual Meeting.

Trustees and Executive Officers

The Trustees and executive officers of the Company as of the date of this Proxy Statement are as follows:

Name	Age	Office Held	Year First Became Officer/Trustee	Term Expires

Kenneth F. Bernstein	49	Trustee and Chief Executive Officer	1998	2011
Lee S. Wielansky	59	Trustee; Independent Lead Trustee	2000	2011
Douglas Crocker II	71	Trustee	2003	2011
Lorrence T. Kellar	73	Trustee	2003	2011
Wendy Luscombe	59	Trustee	2004	2011
William T. Spitz	59	Trustee	2007	2011
Joel Braun	59	Executive Vice President and Chief Investment Officer	1998	—
Jonathan Grisham	53	Senior Vice President and Chief Accounting Officer	1998	—
Robert Masters	66	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	1998	—
Christopher Conlon	51	Senior Vice President, Leasing and Development	2008	—
Michael Nelsen	64	Senior Vice President and Chief Financial Officer	2003	—

Biographical information with respect to Messrs. Bernstein, Crocker, Kellar, Spitz and Wielansky and Ms. Luscombe is set forth under “PROPOSAL 1 — ELECTION OF TRUSTEES,” above.

Joel Braun, age 59, has been Chief Investment Officer of the Company since August 1998. Mr. Braun was a Senior Vice President of the Company from August 1998 until January 2007 when he was named Executive Vice President. Mr. Braun is responsible for all of the Company’s merger and acquisition activities. Previously, Mr. Braun was Vice President of Acquisitions for RD Capital, Inc. Mr. Braun holds a Bachelor’s Degree in Business Administration from Boston University and a Master’s Degree in Planning from The Johns Hopkins University.

Christopher Conlon, age 51, has been Senior Vice President - Leasing and Development since February 2008. From 1992 to 2007, Mr. Conlon was a partner at Ripco Real Estate Corporation where he was responsible for the leasing and development/redevelopment of neighborhood shopping centers, vertical urban retail centers and mixed-use properties with retail components. Mr. Conlon received his Bachelor of Arts from the State University of New York at Stony Brook and his J.D. from St. John’s University School of Law.

Jonathan Grisham, age 53, has been Chief Accounting Officer of the Company since February 2005. Previously, Mr. Grisham was the Director of Financial Reporting since the Company’s formation. Prior to this, he served as controller at Mark Centers Trust from 1993 to 1998. From 1987 through 1992, Mr. Grisham was a supervisor in the public accounting firm of Aronson & Company in Washington, DC. Mr. Grisham is a Certified Public Accountant and holds a Master’s Degree in Finance from Kings College and a Bachelor’s of Science Degree in Accounting from George Mason University.

Robert Masters, Esq., age 66, has been a Senior Vice President, the General Counsel, Chief Compliance Officer and Secretary of the Company since 1998 and was previously General Counsel of RD Capital, Inc. since 1994. Prior to that, Mr. Masters was General Counsel for API Asset Management for over five years, Senior Vice President, Deputy General Counsel for European American Bank from 1985 to 1990, and Vice President and Counsel for National Westminster Bank from 1977 to 1985. Mr. Masters received his Bachelor of Arts from the City University of New York and his Juris Doctorate from New York University Law School. Mr. Masters is a member of the New York State Bar.

Michael Nelsen, age 64, has been the Chief Financial Officer and a Senior Vice President of the Company since March 2003. Prior to joining the Company, Mr. Nelsen was the President of G. Soros Realty, Inc. and Director of Real Estate for Soros Private Funds Management LLC from 1994 to 2003. His responsibilities included asset/portfolio management of real estate operations, financial reporting, financings, asset acquisitions and dispositions. From 1969 to 1980 he was an employee, and from 1981 to 1994, he was a partner, of the public accounting firm of Berdon LLP (formerly David Berdon & Co.). Mr. Nelsen graduated from Bernard M. Baruch School of Business in 1969 and has been a Certified Public Accountant since 1971.

Board Leadership Structure

The Board’s Lead Trustee and Chief Executive Officer generally serve as the leadership of the Board. The Company does not have a chairperson of the Board. Mr. Wielansky, an independent Trustee who serves as a member of the Investment/Capital Markets Committee, has been selected by the Board to serve as the Lead Trustee. The Lead Trustee has final say on the agenda for all Board meetings. The Chief Executive Officer presides over the regular meetings of the Board of Trustees, calling each meeting to order and leading the Trustees through the agenda items. The Lead Trustee presides over all meetings of the non-management Trustees held in executive session. “Non-management” Trustees are all those who are not Company officers and include Trustees, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. An executive session is held in conjunction with each regularly scheduled Board meeting and other executive sessions may be called by the Lead Trustee in his own discretion or at the request of the Board. The Lead Trustee has responsibility for facilitating communication among independent Trustees and between the independent Trustees and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.acadiarealty.com in the Investors-Corporate Governance section. Please note that the information on the Company’s website is not incorporated by reference in this Proxy Statement.

Because the Chief Executive Officer is the Trustee most familiar with the Company’s business and industry and is the most capable of effectively identifying strategic priorities and leading the discussion regarding the execution of the Company’s strategy, discussion at Board meetings is usually led by the Chief Executive Officer. Independent Trustees and management have different perspectives and roles in strategy development. The Company’s independent Trustees bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that its leadership structure is appropriate because it combines an appropriate balance between independent leadership through the use of a Lead Trustee and strategy development, which results from the Chief Executive Officer leading the discussions on most Board topics.

Committees of the Board of Trustees

The Board of Trustees has standing Audit, Compensation, Nominating and Corporate Governance and Investment/Capital Markets Committees. The functions of each committee are detailed in its respective committee charter, which are available on the Company’s website at www.acadiarealty.com in the “Investors — Corporate Governance” section. Please note that the information on the Company’s website is not incorporated by reference in this Proxy Statement.

The Company’s current standing committees are as follows:

NAME	AUDIT COMMITTEE		COMPENSATION COMMITTEE		NOMINATING AND CORPORATE GOVERNANCE COMMITTEE		INVESTMENT/ CAPITAL MARKETS COMMITTEE

EMPLOYEE TRUSTEE
Kenneth F. Bernstein	—		—		—		X	(2)
NON-EMPLOYEE TRUSTEES
Lee S. Wielansky	—		—		—		X
Douglas Crocker II	—		X		X		X	(1)
Lorrence T. Kellar	X	(1)	X		—		—
Wendy Luscombe	X		—		X	(1)	—
William T. Spitz	X		X	(1)	—		X

(1) Chairman of the committee.
(2) Ex-Officio member of the committee.

Audit Committee

The Audit Committee is empowered to engage the Company’s independent registered public accounting firm and review the scope and results of the audit. The Audit Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Audit Committee’s examinations and the choice of the Company’s independent registered public accounting firm are reported to the full Board of Trustees. The Audit Committee includes no officers or employees of the Company or any of its subsidiaries. The Audit Committee held eight meetings during the last fiscal year. See “Report of the Audit Committee.”

The Audit Committee Charter requires that the Audit Committee be comprised of at least three members, each of whom is “independent,” as defined by the listing standards of the New York Stock Exchange and at least one of whom is an “audit committee financial expert,” as that term is defined by the SEC.

The following Trustees are members of the Audit Committee: Mr. Kellar (Chair), Ms. Luscombe and Mr. Spitz. Mr. Kellar and Ms. Luscombe have served as members of the Audit Committee since the 2004 annual meeting and Mr. Spitz was appointed a member in February 2010. The Board has determined that each of these members meets the independence requirements for members of audit committees prescribed by the listing standards of the New York Stock Exchange. Mr. Kellar serves on the audit committees of three other public companies, Mr. Spitz serves on the audit committee of one other public company and Ms. Luscombe serves on the audit committee of two public companies. The Board has determined that the participation by Messrs. Kellar and Spitz and Ms. Luscombe on these other audit committees does not impair their ability to serve effectively on the Company’s Audit Committee. The Board has determined that Mr. Kellar and Ms. Luscombe are each an “audit committee financial expert,” as that term is defined by the SEC. See the biographical information in “PROPOSAL 1 — ELECTION OF TRUSTEES” for their relevant experience.

Compensation Committee

The Compensation Committee is responsible for administering the Company’s 1999, 2003 and 2006 Share Incentive Plans (the “Share Incentive Plans”) and recommending to the full Board the compensation of the executive officers of the Company, including the Chief Executive Officer. In addition, the Compensation Committee evaluates the Chief Executive Officer’s performance, coordinates and reviews the

Company’s succession plans related to the Chief Executive Officer and other executive officers and reports the status of such plans to the Board annually.

The Compensation Committee held four meetings and had a number of telephonic discussions during the last fiscal year.

The Compensation Committee Charter requires that the Compensation Committee be comprised of at least two members, with all committee members being independent as defined by the listing standards of the New York Stock Exchange.

The members of the Compensation Committee during the last fiscal year were Messrs. Spitz (Chair), Kellar and Crocker. Mr. Spitz and Mr. Crocker have served as members since 2007 and Mr. Kellar has served as a member since 2004. The Board of Trustees has determined that each of these members is independent within the meaning of the listing standards of the New York Stock Exchange. See “Acadia Realty Trust Compensation Committee Report.”

For information relating to the compensation consultant hired by the Compensation Committee, please refer to the discussions under the headings “Specific Elements of Acadia Realty Trust’s Executive Compensation Program - A. Base Salaries,” “V. Benchmarking” and “VIII. Specific 2010 Decisions and 2011 Changes” in “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

During 2010, none of the Compensation Committee members (i) were an officer or employee of the Company or any of its subsidiaries during the fiscal year ended December 31, 2010; (ii) is a former officer of the Company or any of the Company’s subsidiaries or (iii) had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during the last completed fiscal year, none of the Named Executive Officers of the Company served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Trustees) of the Company;

•	a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a Trustee of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications and performance of the Board of Trustees and recommending nominees for Trustees and Board committees to the Board. The Nominating and Corporate Governance Committee is also responsible for recommending to the Board changes in the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee charter requires the Nominating and Corporate Governance Committee to be comprised of at least two members, each of whom is independent as defined by the listing standards of the New York Stock Exchange.

Members of the Nominating and Corporate Governance Committee during the last fiscal year were Ms. Luscombe (Chair), who has served since the 2005 annual meeting and Mr. Crocker, who has served since August 2005. The Board of Trustees has determined that both of these members are independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee held three meetings during the last fiscal year.

The Nominating and Corporate Governance Committee will consider all shareholder recommendations for candidates for the Board of Trustees. All shareholder recommendations should be sent to the Committee, c/o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260 White Plains, NY 10605, Attention: Corporate Secretary, and should include all information relating to such person that is required to be disclosed in a proxy statement for the election of Trustees or is otherwise required pursuant to Regulation l4A under the Exchange Act. Shareholders must also include the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a Trustee if elected. Furthermore, the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made must include their names and addresses as they appear on the Company’s books, as well as the class and number of Common Shares of the Company that they beneficially own. The Committee may identify other candidates, if necessary, through recommendations from directors, management, employees or outside consultants.

The Committee will review candidates in the same manner regardless of the source of the recommendation. Under the Company’s Bylaws, a shareholder must deliver notice of nominees for Trustee to the Company’s Corporate Secretary not less than 60 days and no more than 90 days prior to the first anniversary date of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

Trustee Qualifications and Review of Trustee Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Trustees regarding the size and composition of the Board. The Nominating and Corporate Governance Committee annually reviews the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity of backgrounds, experience and competencies required for the Board as a whole and contains at least the minimum number of independent Trustees required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company to execute its strategic plan and achieve its objectives. In the event the Nominating and Corporate Governance Committee determines that additional expertise is needed on the Board or there is a vacancy, the Nominating and Corporate Governance Committee expects to use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.

The Company’s strategic plan can be summarized in the following broad categories:

•	Maintain a strong balance sheet;
•	Maintain a strong core portfolio;
•	Enhance the Company’s external growth platform; and
•	Utilize its experienced management team.

In evaluating a Trustee candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of the candidate; the potential contribution of the candidate to the diversity of backgrounds, experience and competencies required by the Board; the candidate’s ability to devote sufficient time and effort to his or her duties as a Trustee; independence and willingness to consider all strategic proposals and oversee the agreed upon strategic direction of the Company; and any other criteria established by the Board, as well as other core competencies or technical expertise necessary to fill all of the Board committees.

Each nominee meets the foregoing criteria and also brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas. The skills include:

•	General real estate experience;
•	Real estate investment;
•	Asset management experience;
•	REIT experience;
•	Financial expertise;
•	Real estate development experience;
•	Public company board service;
•	Corporate governance expertise;
•	CEO experience;
•	Experience in risk management; and
•	Experience in mergers and acquisitions.

Investment/Capital Markets Committee

The Investment/Capital Markets Committee (the “Investment Committee”) has been established for the primary purpose of (i) screening all transactions that are within certain defined pre-approval limits to ensure such transactions are within such limits, (ii) acting as the pricing committee for all equity offerings, (iii) for other investments and capital market transactions, the approval of which is not otherwise delegated by the Board of Trustees to management, from time to time, and (iv) exercising such other authority as is given to it from time to time by the Board of Trustees. The Investment Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

The Investment Committee charter requires that it be comprised of at least three members, each of whom is independent as defined by the listing standards of the New York Stock Exchange. The Company’s Chief Executive Officer is an ex-officio member of the Investment Committee. Messrs. Crocker (Chair) and Wielansky have served as the members of the Investment Committee since the 2004 Annual Meeting and Mr. Spitz has served since 2007. The Board of Trustees has determined that each of these members is independent within the meaning of the listing standards of the New York Stock Exchange. The Investment Committee held no formal meetings, but had a number of informal telephonic discussions to discuss potential transactions, during the last fiscal year.

Communication with Trustees

You may communicate directly with the Board of Trustees by sending correspondence to the Company’s Corporate Secretary at Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605. The sender should indicate in the address whether it is intended for the entire Board, the independent Trustees as a group, or to an individual Trustee. Each communication intended for the Board or independent Trustees received by the Corporate Secretary will be promptly forwarded to the intended recipients in accordance with the sender’s instructions.

Other Corporate Governance Initiatives

The Company has adopted a Code of Ethics as defined under the rules of the SEC that applies to all of the Company’s officers, trustees and employees. The Company regularly monitors developments in the area of corporate governance and continues to enhance the Company’s corporate governance structure based upon a review of new developments and recommended best practices. The Company’s corporate governance materials, including the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy and standing committee charters may be found on the Company’s web site at www.acadiarealty.com in the “Investors — Corporate Governance” section. Copies of these materials are also available to shareholders upon written request to the Company’s Corporate Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605.

Risk Oversight

The entire Board and each of its committees are involved in overseeing risk associated with the Company. The Board and the Audit Committee monitor the Company’s financial and regulatory risk through regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls and assessment of business risks. The Board and the Nominating and Corporate Governance Committee monitor the Company’s corporate governance policies and procedures by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company’s compensation policies and related risks by regular reviews with management and the Committee’s outside advisors.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on these reviews, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s authorized capital consists of 100,000,000 Common Shares. As of March 31, 2011, the Company had 40,321,306 Common Shares outstanding, which shares were held by 326 record holders. In addition, as of March 31, 2011, the Company had 470,249 units (“OP Units”) of limited partnership interest outstanding in Acadia Realty Limited Partnership, a Delaware limited partnership of which the Company serves as general partner (the “Operating Partnership”).

The Company is not aware of any person or any group within the meaning of Section 13(d)(3) of the Exchange Act that is the beneficial owner of more than 5% of any class of the Company’s voting securities other than as set forth in the table below. The Company does not know of any arrangements at present, the operation of which may, at a subsequent date, result in a change in control of the Company.

The following table sets forth, as of March 31, 2011, certain information concerning the holdings of each person known to the Company to be beneficial owner of more than 5% of the Common Shares at March 31, 2011, all Common Shares beneficially owned by each Trustee, each nominee for Trustee, each Named Executive Officer named in the Summary Compensation Table appearing elsewhere herein and by all Trustees, and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned	Percent of Class

5% Beneficial Owners
Entities Affiliated with Invesco Ltd, (1)	4,232,750	10.50
Blackrock, Inc. (2)	4,190,507	10.39
The Vanguard Group, Inc. (3)	4,052,946	10.05
FMR LLC (4)	3,953,441	9.80
Entities Affiliated with Morgan Stanley (5)	3,172,398	7.87
T. Rowe Price Associates, Inc. (6)	2,093,863	5.19

Trustees and Executive Officers (7)
Kenneth F. Bernstein	767,966 (8)	1.88
Joel Braun	85,088 (9)	*
Robert Masters	60,027 (10)	*
Michael Nelsen	32,618 (11)	*
Christopher Conlon	5,582 (12)	*
Douglas Crocker II	23,720 (13)	*
Lorrence T. Kellar	35,396 (14)	*
Wendy Luscombe	19,017 (15)	*
William T. Spitz	12,104 (16)	*
Lee S. Wielansky	34,307 (17)	*
All Executive Officers and Trustees as a Group (13 persons)	1,178,927 (18)	2.89

Notes:

*	Represents less than 1%.

(1)

Other than the information relating to their percentage of ownership of the Company’s Common Shares, the beneficial ownership information with respect to these entities is based solely on a Schedule 13G (the “Invesco 13G”) filed with the SEC on February 9, 2011 by Invesco Ltd as a parent holding company for its subsidiaries listed below.

The principal business office address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309. According to the Invesco 13G, the reporting entities ownership of the Company’s Common Shares is as follows:

Number of shares beneficially owned by each reporting person with:
	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Invesco Advisers, Inc.	3,150,464	40,779	4,135,143	23,625
Invesco PowerShares Capital Management LLC	36,903	—	36,903	—
Van Kampen Asset Management	37,079	—	37,079	—

(2)

Other than the information relating to its percentage of ownership of the Company’s Common Shares, the beneficial ownership information with respect to Blackrock, Inc. is based solely on a Schedule 13G (the “Blackrock, Inc. 13G”) filed with the SEC on January 10, 2011 by Blackrock, Inc.

The principal business office address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022. According to the Blackrock, Inc. 13G, the reporting entities ownership of the Company’s Common Shares is as follows:

Number of shares beneficially owned by each reporting person with:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Blackrock, Inc.	4,190,507	—	4,190,507	—

(3)

Other than the information relating to its percentage of ownership of the Company’s Common Shares, the beneficial ownership information with respect to The Vanguard Group Inc. (“The Vanguard Group”) is based solely on a Schedule 13G (the “Vanguard 13G”) filed with the SEC on February 10, 2011 by The Vanguard Group.

According to the Vanguard 13G, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 64,650 Common Shares outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

The principal business office address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355. According to the Vanguard 13G, The Vanguard Group’s ownership of the Company’s Common Shares is as follows:

Number of shares beneficially owned by each reporting person with:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

The Vanguard Group	64,650	—	3,988,296	64,650

(4)

Other than the information relating to its percentage of ownership of the Company’s Common Shares, the beneficial ownership information with respect to FMR LLC is based solely on a Schedule 13G (the “FMR LLC 13G”) filed with the SEC on February 14, 2011 by FMR LLC.

According to the FMR LLC 13G, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 3,355,541 Common Shares outstanding of the Company as a result of its serving as an investment advisor to various investment companies.

The number of shares of Common Shares of Acadia Realty Trust owned by the investment companies at December 31, 2010 included 674,248 shares of Common Shares resulting from the assumed conversion of $20,810,000 principal amount of the Company’s 3.75% unsecured Convertible Notes (the “Notes”) (32.4002 shares of Common Shares for each $1,000 principal amount of Notes). According to the FMR LLC 13G, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,355,541 shares owned by the Funds.

According to the FMR LLC 13G, Pyramis Global Advisors Trust Company (“PGATC”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 597,900 Common Shares outstanding of the Company as a result of its serving as an investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 597,900 shares and sole power to vote or to direct the voting of 597,900 shares owned by the institutional accounts managed by PGATC as reported above.

The principal business office address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. According to the FMR LLC 13G, the reporting entities ownership of the Company’s Common Shares is as follows:

Number of shares beneficially owned by each reporting person with:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

FMR LLC	597,900	—	3,953,441	—

(5)

Other than the information relating to their percentage of ownership of the Company’s Common Shares, the beneficial ownership information with respect to these entities is based solely on a Schedule 13G/A (the “Morgan Stanley 13G”) filed with the SEC on February 9, 2011 by Morgan Stanley and Morgan Stanley Investment Management Inc.

According to the Morgan Stanley 13G, the securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley.

The principal business office address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The principal business office address of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, NY 10036. According to the Morgan Stanley 13G, the reporting entities ownership of the Company’s Common Shares is as follows:

Number of shares beneficially owned by each reporting person with:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Morgan Stanley	2,398,260	—	3,172,398	—
Morgan Stanley Investment Management Inc.	2,375,495	—	3,149,633	—

(6)

Other than the information relating to its percentage of ownership of the Company’s Common Shares, the beneficial ownership information with respect to T. Rowe Price Associates, Inc. (“Price Associates”) is based solely on a Schedule 13G filed with the SEC on February 10, 2011 by T. Rowe Price (“Price Associates 13G”).

The principal business office address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. According to the Price Associates 13G, Price Associates ownership of the Company’s Common Shares is as follows:

Number of shares beneficially owned by each reporting person with:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

T. Rowe Price Associates, Inc.	492,929	—	2,093,863	—

(7)	The principal business office address of each such person is c/o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605.

(8)

The Common Shares beneficially owned by Mr. Bernstein in his individual capacity consist of (i) 243,558 OP Units which are immediately exchangeable into a like number of Common Shares and 73,037 LTIP Units (as hereinafter defined), (ii) 395,471 Common Shares and (iii) 55,900 vested options issued pursuant to the Share Incentive Plans. The amount reflected does not include 426,448 Restricted LTIP Units (as hereinafter defined), none of which will vest in the next 60 days.

(9)

Represents (i) 31,460 LTIP Units (ii) 40,388 Common Shares and (iii) 13,240 vested options issued pursuant to the Share Incentive Plans. The amount reflected does not include 96,758 Restricted LTIP Units and 10,000 Restricted Shares (as hereinafter defined), none of which will vest in the next 60 days.

(10)

Represents (i) 34,280 Common Shares, (ii) 19,358 LTIP Units and (iii) 6,389 vested options issued pursuant to the Share Incentive Plans. The amount reflected does not include 66,240 Restricted LTIP Units, none of which will vest in the next 60 days.

(11)

Represents (i) 14,002 Common Shares, (ii) 12,952 LTIP Units and (iii) 5,664 vested options issued pursuant to the Share Incentive Plans. The amount reflected does not include 39,479 Restricted LTIP Units, none of which will vest in the next 60 days.

(12)	Represents 5,582 LTIP Units issued pursuant to the Share Incentive Plans. The amount reflected does not include 69,440 Restricted LTIP Units, none of which will vest in the next 60 days.

(13)

Represents 10,000 vested options issued pursuant to the Share Incentive Plans and 13,720 Common Shares. The amount reflected does not include 3,999 Restricted Shares, none of which will vest in the next 60 days.

(14)

Represents 10,000 vested options issued pursuant to the Share Incentive Plan and 25,396 Common Shares. The amount reflected does not include 3,999 Restricted Shares, none of which will vest in the next 60 days.

(15)

Represents 8,000 vested options issued pursuant to the Share Incentive Plan and 11,017 Common Shares. The amount reflected does not include 3,999 Restricted Shares, none of which will vest in the next 60 days.

(16)	Represents 12,104 Common Shares. The amount reflected does not include 3,999 Restricted Shares, none of which will vest in the next 60 days.

(17)

Represents 9,000 vested options issued pursuant to the Share Incentive Plans and 25,307 Common Shares. The amount reflected does not include 3,999 Restricted Shares, none of which will vest in the next 60 days.

(18)	See Notes (8) through (17).

COMPENSATION DISCUSSION AND ANALYSIS

Discussed and analyzed below are the Company’s compensation programs for its Named Executive Officers who are included in the Summary Compensation Table on page 27 (collectively, the “Named Executive Officers” or “NEOs”).

The primary goals of the Company’s compensation program involve linking executive pay to Company performance, aligning the interests of management with those of the shareholders and investors and retention. In an environment recovering from 2008-2009’s volatile and intense global economic pressure, the Company completed a solid and profitable year, while maintaining its strong financial condition and balance sheet in 2010.

For the reasons explained further below, the Compensation Committee concluded that the 2010 performance based compensation, together with 2010 base salary levels are well aligned with the Company performance for the year and that the linkage between pay and performance is strong.

I. Objectives of Acadia Realty Trust’s Executive Compensation Program

The Company’s success depends on developing, motivating and retaining executives who have the skills and expertise to lead a fully integrated, self-managed and self-administered equity REIT. In designing its executive compensation program, the Company seeks to give the Board of Trustees, the shareholders, and the management team a clear understanding of how total compensation is determined. The ultimate goals for all parties involved are fairness, transparency, predictability, retention and performance maximization.

The executive compensation program is designed to help the Company achieve the objectives that are reflected in the Compensation Committee’s Charter which is available on the Company’s website at www.acadiarealty.com in the “Investors — Corporate Governance” section.

The Compensation Committee’s executive compensation objectives are as follows:

1.	Motivating the Company’s Named Executive Officers to create maximum shareholder value.

2.	Providing incentives to the Company’s Named Executive Officers that reward dedication, hard work and success.

3.	Providing a compensation program that ensures “pay for performance.”

4.	Aligning the interests of the Company’s Named Executive Officers and shareholders as closely as possible.

5.	Aligning the interests of the Company’s Named Executive Officers and the Company’s external fund investors as closely as possible.

6.	Creating the right mix of long-term incentives to motivate and to retain the Company’s Named Executive Officers.

7.	Creating an incentive compensation program that can go beyond the Company’s Named Executive Officers and be utilized throughout the organization.

The following sections describe the components of the Company’s executive compensation program and the process for determining the compensation of the Named Executive Officers. The process includes input from the Chief Executive Officer (“CEO”) (except with respect to his own compensation), the Compensation Committee and the Board of Trustees and an objective review of the Company’s performance, the individual Named Executive Officer’s performance and the individual Named Executive Officer’s unit performance. For a discussion of compensation for the members of the Board of Trustees, see “Board of Trustees Compensation.”

II. Specific Elements of Acadia Realty Trust’s Executive Compensation Program

The Company’s executive compensation program reflects the Company’s desire to have a compensation structure that has sufficient depth to encourage its management team to meet the short-term and long-term objectives described above (see the discussion under “Objectives of Acadia Realty Trust’s Executive Compensation Program”), but also sufficient clarity to ensure that the Board of Trustees, shareholders and the management team have an understanding of how total compensation is determined. The Company’s executive compensation program’s overall guiding principle of “pay for performance” consists of four main elements:

A.	Base salaries that provide a minimal level of compensation

B.	Discretionary, performance-based incentive compensation

C.	Post-employment severance and change in control payments

D.	Standard employee benefit plans

          A. Base Salary

The starting point for the Company’s executive compensation program is an annual base salary. The Compensation Committee recommends to the full Board of Trustees the base salaries for the Named Executive Officers as fixed amounts to provide the minimum amount of compensation that a Named Executive Officer will receive in a given year. Base salaries are reviewed annually and adjusted to reflect market data, individual circumstances, such as promotions, as well as the Company’s performance and existing economic conditions.

The Compensation Committee’s base salary recommendations for the Named Executive Officers are generally made on a discretionary basis from year to year, with the objective of providing a minimal base salary and placing an emphasis on incentive based compensation. Market data provided by FTI Schonbraun McCann Group, a real estate advisory practice of FTI Consulting, Inc. (“SMG” or “Compensation Committee Consultant”) related to the base salaries of the Company’s peer group discussed below (the “Peer Group”) is also used by the Compensation Committee to determine base salary recommendations. The Compensation Committee does not believe narrow quantitative measures or formulas are sufficient for determining the Named Executive Officers’ compensation.

The Compensation Committee engaged SMG as its independent third party consultant to obtain executive compensation information for the Peer Group. The Peer Group compensation information provided by SMG, at the direction of the Compensation Committee, for each executive position included, among other things, base salary, annual cash incentive awards, long-term incentive awards and total compensation at the 25th, 50th, and 75th percentiles and the average. SMG serves only as an advisor to the Compensation Committee by providing data relevant to REIT peers and discussing compensation practices as directed by the Compensation Committee. SMG also reviews proposed recommendations made to the Compensation Committee by management and provides commentary regarding the reasonableness of such pay programs and pay level adjustments. SMG and its affiliates have not been retained to provide any other services to the Company.

          B. Performance Incentive Compensation

The Compensation Committee and the Board of Trustees continue to emphasize long-term performance in the form of shares of Common Shares subject to vesting and, in some instances, benchmarking (“Restricted Shares”), long-term incentive partnership units (“LTIP Units”) that are subject to vesting and, in some instances, benchmarking (“Restricted LTIP Units”) and the Long Term Investment Alignment Program (described below). While the Compensation Committee may also use cash to reward performance, it has done so only on a limited basis. Incentive awards reflect the Compensation Committee’s recommendations to the full Board of Trustees as they are based on the Committee’s discretionary assessment of corporate, business unit and individual performance of each Named Executive Officer (with the assistance of the CEO for Named Executive Officers other than himself). The Compensation Committee makes incentive compensation recommendations at its January meeting for subsequent approval by the Board of Trustees, with incentive awards being made in the first quarter of each year for the prior year’s performance.

In keeping with the long-term and highly technical and cyclical nature of the Company’s business, the Compensation Committee places significant emphasis on a long-term approach to executive compensation while balancing the short-term needs of its executives. Incentive awards are discretionary and based on corporate, business unit and individual performance. They are intended to: (i) develop and retain strong management through the inclusion of vesting provisions, (ii) emphasize share ownership, and (iii) create direct alignment with shareholder interests. They may also include certain performance criteria the Compensation Committee deems appropriate and relevant to the Company’s business plan to ensure that management is motivated to focus on sustained Company performance. The Company has historically used Restricted Shares and options to purchase Common Shares issued under its Share Incentive Plans, principally through its Restricted Share Bonus Program (described below) and Restricted LTIP Units as its primary form of long-term incentive compensation. Because the Company’s long-term incentive program is designed to motivate the Company’s Named Executive Officers, the Company does not consider prior amounts granted in setting future compensation levels.

          (1) Long Term Incentive Program Units

In 2007, the Compensation Committee recommended and the Board of Trustees approved a program to issue Restricted LTIP Units to the Named Executive Officers as part of a Restricted LTIP Unit program that granted a choice between Restricted LTIP Units and Restricted Shares for 2007 and 2008. Restricted LTIP Units are similar to Restricted Shares but unlike Restricted Shares, provide for a quarterly partnership distribution in a like amount as paid to holders of common partnership units in Acadia Realty Limited Partnership, the Company’s operating partnership. The Restricted LTIP Units are convertible into common partnership units and, ultimately, Common Shares upon vesting. Vesting, which is partially subject to the recipient’s continued employment with the Company through the applicable vesting dates, typically occurs pro rata over five years from the date of grant. In addition, the vesting of a certain portion of the Restricted LTIP Units is contingent upon the Company achieving or exceeding certain thresholds in the year such vesting is scheduled to occur. For vesting of this portion of the Restricted LTIP Units, one of the following must occur: (i) the Company must achieve a 7% or greater increase in funds from operations (“FFO”); (ii) FFO growth must be equal to or greater than the top one-third of the Peer Group, as determined by the Compensation Committee; (iii) the Company must achieve a 10% annual total shareholder return; or (iv) the total annual shareholder return must be equal to or greater than the top one-third of the Peer Group.

          (2) Restricted Shares

Restricted Shares generally carry many of the rights of unrestricted Common Shares, including voting rights and deferred dividend rights as described below, but may not be transferred, assigned or pledged until the recipient has a vested, non-forfeitable right to these shares. Vesting, which is partially subject to the recipient’s continued employment with the Company through the applicable vesting dates typically occurs pro rata over five years from the date of grant. In addition, the vesting of a certain portion of the Restricted Shares is contingent upon the Company’s shareholder return exceeding certain thresholds in the year such vesting is scheduled to occur. For vesting of this portion of the Restricted Shares, one of the following must occur: (i) the Company must achieve a 7% or greater increase in funds from operations (“FFO”); (ii) FFO growth must be equal to or greater than the top one-third of the Peer Group, as determined by the Compensation Committee; (iii) the Company must achieve a 10% annual total shareholder return; or (iv) the total annual shareholder return must be equal to or greater than the top one-third of the Peer Group. Recipients of Restricted Shares do not receive dividends on those shares until they vest, at which time they receive a lump sum cash payment in lieu of all accumulated dividends that were paid to holders of our Common Shares during the period from the date of grant of the Restricted Shares to the date the Restricted Shares vest.

          (3) Share Options

Although the Company has the discretion to award options pursuant to the 2006 Share Incentive Plans, it has not done so in the last four years and has no present intention to do so, which is consistent with industry and marketplace practices that are moving toward Restricted Shares, Restricted LTIP Units and other incentive based awards or direct ownership based awards.

          (4) Long Term Investment Alignment Program

In reviewing overall compensation for the Named Executive Officers, the Company continually seeks methods to enhance its “pay for performance” philosophy. In an effort to further ensure that management’s investment focus remains on the ultimate success of the investment, in 2009, the Compensation Committee recommended, and the full Board approved, the addition of a component of compensation called the Long Term Investment Alignment Program (the “Program”). The Program provides an incentive for high, long-term performance. The Company’s current business model aims to create shareholder value by increasing earnings through the profitable management of joint venture investment funds. As described herein, the Board of Trustees believes this form of compensation greatly benefits the Company’s shareholders.

The Program is designed to accomplish the following:

•	Reward management for true, long-term performance and not simply for making investment decisions without consideration of actual value realized.

•

Motivate management to deliver superior returns to opportunity fund investors, as well as to the Company through its direct investment, through strategic investments and successful liquidation of Acadia Strategic Opportunity Fund III LLC (“Fund III”) and thereby increasing shareholder value.

•	Provide a retention tool for years to come.

•	Further align the interests of management and shareholders and external investors.

The Program is directly tied to the actual performance of Fund III and is designed as follows: The Company is entitled to a profit participation (the “Promote”) of 20% of all cash distributed from Fund III in excess of (i) the return of all invested capital and (ii) the 6% preferred rate of return (i.e., 6% IRR). Under the Program, after the payment of the preferred return and return of all invested capital, the Company may award up to 25% of its Promote to senior executives, or 5% of each dollar distributed by Fund III after the preferred return has been paid to investors. Each individual’s allocation of the 25% of the Promote is subject to time-based, annual vesting over a five year period from the grant date with 10% in years 1 and 2, 20% in years 3 and 4 and 40% in year 5.

If the Fund III investors do not receive a return of all their invested capital and the 6% preferred return, no Promote will be paid to the Company and senior executives will receive no compensation under the Program. There is no interim profit participation on a transaction by transaction basis and thus a greater emphasis is placed on all investments being carefully selected and managed for the long term. The Program increases the alignment between senior executives and the Fund III investors. Additionally, it should be noted that the Company is a significant Fund III investor, with a 20% investment. The long term success of Fund III benefits the Company, and thus shareholders, through both its capital investment and the Promote.

In 2009, 2010 and 2011, the awards listed below, as a percentage of the potential Promote, were made as a result of the recommendation of the Compensation Committee and approval by the Board of Trustees. In the future, the Compensation Committee and the Board of Trustees may or may not recommend or approve awards to executive officers of additional allocations up to the permitted 25%.

Name	2009 Award Percentage	2010 Award Percentage	2011 Award Percentage	Total Percentage

Kenneth F. Bernstein	6.2500%	0.6250%	0.8350%	7.7100%
Michael Nelsen	0.7500%	0.1250%	0.1300%	1.0050%
Joel Braun	2.5000%	0.3125%	0.4000%	3.2125%
Robert Masters	0.7500%	0.1250%	0.1350%	1.0100%
Christopher Conlon	0.2500%	0.5475%	0.5475%	1.3450%

Total	10.5000%	1.7350%	2.0475%	14.2825	%(1)

Notes:

(1)

The total percentage of the Promote allocated may not be directly correlated with the amount of Fund III invested. This provides the Promote recipients with incentive to acquire appropriate assets with the remaining funds in Fund III and to ensure that diligent efforts will be made to achieve stabilization of those assets.

As of March 31, 2011, the Company has determined that the awards currently have no value.

The awards shown in the table above are reflective of each Named Executive Officer’s role in connection with investments made in Fund III.

Mr. Bernstein was granted 6.2500% of the Promote in 2009, 0.6250% in 2010 and 0.8350% in 2010. As Chief Executive Officer of the Company, Mr. Bernstein is the ultimate decision maker on what investments, if any, Fund III will make. He also sources many of the transactions that become investments through his many contacts in the real estate business. His acumen in investing is one of the reasons behind the Company’s success and the independent members of the Board of Trustees believe it is appropriate that he be given the largest grant.

Mr. Braun was granted 2.500% of the Promote in 2009, 0.3125% in 2010 and 0.4000% in 2011. Mr. Braun is the Chief Investment Officer of the Company, specifically charged with running the acquisitions group at the Company, sourcing investments to be reviewed, heading up the due diligence efforts, coordinating the efforts of the Company’s team, investigating the asset, being responsible for the investment book describing the asset for approval by the Fund III investors as well as the Company’s Capital Markets and Investments Committee of the Board of Trustees, and negotiating the purchase with the seller. As a result of the critical role Mr. Braun plays in acquiring assets for Fund III, the Board of Trustees granted him an allocation which it believes reflects his contribution to Fund III’s success.

Mr. Conlon was granted 0.2500% of the Promote in 2009, 0.5475% in 2010 and 0.5475% in 2011. Mr. Conlon, in addition to holding the title of Senior Vice President, Leasing and Development, supports the acquisition process for Fund III. Part of the acquisition process involves Mr. Conlon using his expertise to evaluate existing tenants of an asset, the store profitability of the tenants and reviewing and determining the likelihood of replacing tenants at lower, the same or higher rents. In addition, Mr. Conlon’s contacts and informal discussions with tenants can shed light on the viability of a location. Finally, Mr. Conlon’s role as head of Development is a crucial part of Fund III’s development strategy. As a result of the critical role Mr. Conlon plays in the long term planning and design of Fund III, the Board of Trustees granted him an allocation which it believes reflects his contribution to Fund III’s success.

Messrs. Nelsen and Masters were granted equal allocations of 0.75% in 2009 and 0.125% in 2010. In 2011, Messrs. Nelsen and Masters were granted allocations of 0.1300% and 0.1350%, respectively. These allocations reflect their respective roles in managing both the acquisition process for Fund III, but equally importantly their ongoing role in developing, managing, financing and stabilizing the acquired assets. Although each of them has a role in the all important acquisition process, their roles are subordinate to those of Messrs. Bernstein, Braun and Conlon. Their responsibilities do extend beyond the acquisition phase and continue until the assets are sold. Thus, the Board of Trustees concluded that allocations for Messrs. Nelsen and Masters that were smaller than those given to Messrs. Bernstein, Braun and Conlon were appropriate.

          C. Post-employment Severance and Change in Control Payments; Recoupment of Awards

The Company offers post-employment severance and change in control within the meaning of the 1999, 2003 and 2006 Share Incentive Plans (“Change in Control”) payments to its Named Executive Officers based on the circumstances of termination. The Company includes severance and Change in Control payments as an element of its executive compensation structure to support the compensation elements described above. However, the Company’s severance and Change in Control payment structure also serves an important retention function by providing for forfeiture of awards in appropriate circumstances, such as in the event of a voluntary termination.

          D. Standard Employee Benefit Plans

The Company provides a variety of medical, dental, life, disability and accidental death and dismemberment insurance policies that are generally available to all of its full-time employees. The Company also provides a contributory 401(k) savings plan to employees of the Company (the “401(k) Plan”), which provides for matching contributions of 50% up to the first 6% of the participant’s base salary contributed to the 401K (k) Plan. The All Other Compensation Table summarizes the matching contributions that the Company made to the Named Executive Officers under the 401(k) Plan for the fiscal years ended December 31, 2010, 2009 and 2008. The costs of these benefits constitute only a small percentage of each of the Company’s Named Executive Officer’s total compensation.

In 2003, the Company instituted the Acadia Realty Trust Employee Share Purchase Plan (the “Share Purchase Plan”). The Share Purchase Plan allows eligible employees of the Company to purchase, through payroll deductions, Common Shares in the Company at a 15% discount to the closing price of the Company’s Common Shares on either the first day or the last day of the quarter, whichever is lower. The Share Purchase Plan is designed to retain and motivate the employees of the Company and its designated affiliates by encouraging them to acquire ownership in the Company. The Company has reserved 100,000 Common Shares for issuance under the Share Purchase Plan. The Share Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the United States Internal Revenue Code of 1986, as amended, which allows an employee to defer recognition of taxes when purchasing Common Shares under such a plan. During 2010, 2009 and 2008, 6,184, 8,744 and 7,499 Common Shares, respectively, were purchased by employees under the Share Purchase Plan. As of the date hereof, no Named Executive Officer participates in the Share Purchase Plan.

          E. Deferred Compensation

Pursuant to the Company’s 2006 Deferred Compensation Plan, as detailed in the section, entitled, “Board of Trustees Compensation” below, the Named Executive Officers may elect to defer receipt of any portion of their annual compensation. To date, no Named Executive Officer has elected to defer his compensation.

III. Method for Determining Executive Compensation

In evaluating executive compensation, the Compensation Committee considers an annual report and recommendations from the Company’s CEO for the Company’s Named Executive Officers and other senior officers (excluding the CEO himself). In addition, the Compensation Committee Consultant advises the Compensation Committee on executive compensation. The Compensation Committee is responsible for recommending the CEO’s compensation to the independent Trustees. The CEO does not participate in approving his own compensation. The Compensation Committee continually focuses on attaining the right balance between company size, complexity of the business model and performance, and considers Peer Group data provided by Compensation Committee Consultant and surveys with respect to other publicly-traded REITs of comparable size to the Company (see below for further information). The Compensation Committee uses the Peer Group data to compare the companies’ executive compensation programs as a whole and the total compensation of individual executives. The Compensation Committee does not identify a particular level of competitiveness with other companies, but tries to attain a range and a target of compensation for each position that is competitive in the marketplace.

The Company’s size can impact management’s scope of responsibility and, thus, should be a component of the compensation analysis, but absolute and relative performance is also a critical component, as well as the sophisticated nature of the Company’s business. The Compensation Committee also takes into account the complicated fund structure and the value-added nature of the Company’s business when comparing executive compensation with companies of similar market capitalization but with less of a growth and redevelopment focus.

IV. How the Elements of Executive Compensation Interact and Affect Each Other

The Company believes the four main elements of its executive compensation structure – base salaries that provide a minimal level of compensation, performance incentive compensation, post-employment severance and Change in Control payments and standard employee benefits – are well aligned with the Company’s seven overall executive compensation objectives listed above under “Objectives of Acadia Realty Trust’s Executive Compensation Program.” The Company believes that a well-proportioned mix of reliable compensation in the form of a base salary with compensation intended to provide incentives and rewards for dedication, hard work, and success in the form of performance incentive compensation will produce a high level of performance for the Company and will promote the Company’s “pay for performance” philosophy.

Overall, the Company’s Compensation Committee has endeavored to structure the total compensation of the Company’s Named Executive Officers in a manner that is competitive in the REIT industry, while emphasizing performance-based compensation more heavily than base salaries. In this way, the Company’s Named Executive Officers receive compensation that is as closely aligned as feasible with the interests of the Company’s shareholders. Further, the Company’s executive compensation structure advances the Company’s overall objectives by (i) maximizing retention, (ii) increasing motivation and (iii) aligning the Named Executive Officer with overall shareholder interests.

V. Benchmarking

In 2010, the Compensation Committee Consultant prepared a Peer Group analysis to determine the range of base salary, annual cash bonus and long-term compensation awards paid to executives in similar positions to the Company. The Peer Group constituents were determined based on several factors, including historical Peer Group companies, equity market capitalization, industry sector, business model and geographic location. The composition of the Peer Group may change from year to year based on market developments and merger and acquisition activity, among other factors, although, in 2010 no adjustments to the Peer Group were made. The Peer Group analysis was based on information disclosed in 2010 proxy statements, which reported fiscal year 2009 compensation and which is the most recent publicly available data. The Peer Group data is used as a tool to ensure that the Company’s compensation philosophy is consistent with current market practices and there is an appropriate link between performance and pay. Additionally, the Compensation Committee Consultant reviewed compensation structures and anticipated year over year adjustments in the private real estate environment but did not consider actual compensation levels.

Compensation of the Named Executive Officers was not directly tied into specific levels of compensation of the Company’s Peer Group. The Compensation Committee and the Board consider the competitive information provided to it by the Compensation Committee Consultant. Messrs. Nelsen, Braun, Masters and Conlon’s annual compensation was below the 50th percentile based on the actual compensation of the Company’s Peer Group. Mr. Bernstein’s annual compensation was very slightly above that 50th percentile.

2010 Peer Group

Listed below are the 17 publicly-traded REITs in the 2010 Peer Group, with equity market capitalizations ranging from approximately $51 million to $8.2 billion with a median equity market capitalization of approximately $2.4 billion as compared to the Company’s equity market capitalization of approximately $741 million as of December 31, 2010. Additionally, the 2010 Peer Group had median total assets under management of approximately $3.2 billion, as compared to the Company’s total assets of approximately $1.5 billion. The Peer Group generally includes shopping center REITs but also includes select companies in the multi-family, mortgage, industrial and net-lease REIT sectors that also manage joint venture investment funds.

Camden Property Trust
Capital Trust, Inc.
CBL and Associates Properties, Inc.
Cedar Shopping Centers, Inc.
Developers Diversified Realty Corporation
DCT Industrial Trust, Inc.
Equity One, Inc.
Federal Realty Investment Trust
Kimco Realty Corporation
National Retail Properties, Inc.
Pennsylvania Real Estate Investment Trust
ProLogis
Ramco-Gershenson Properties
Regency Centers Corporation
Tanger Factory Outlet Centers, Inc.
Weingarten Realty Investors
W.P. Carey & Co. LLC

VI. Timing of Equity Grants and Share Ownership Policy

The Company does not in any way time its share awards to the release of material non-public information. The CEO meets with the Compensation Committee in December or January of each year and recommends the share awards for the Named Executive Officers other than himself to be granted for the current year. The Compensation Committee reviews the recommendations and then recommends the awards to the full Board of Trustees for approval. The awards are granted in the first quarter of the following year. There is no consequence for selling vested shares but the Company does encourage Named Executive Officers and Trustees to hold and has approved guidelines for ownership for Named Executive Officers and Trustees.

The Board of Trustees has instituted a share ownership policy (“SOP”), containing guidelines for Named Executive Officers and Trustees to own at all times a certain level of the Company’s Common Shares (which includes LTIP Units as well). This policy further aligns Named Executive Officers and Trustees’ interests with those of shareholders. The SOP has the additional purpose of helping the Company’s Named Executive Officers build wealth that they may use as a source of supplemental retirement income. Although not mandatory, the recommended targets are as follows:

•	Ten times salary plus cash bonus for the Chief Executive Officer

•	Four times salary plus cash bonus for the Chief Investment Officer
•	Three times salary plus cash bonus for other Named Executive Officers
•	Three times total annual fees for non-employee Trustees

As of the date hereof, all Named Executive Officers, including the CEO, met the recommended targets.

The other provisions of the policy are:

•	Common Shares, Restricted Shares, LTIP Units, Restricted LTIP Units and OP Units count toward the standard. Options do not count toward the standard.

•	Newly Named Executive Officers and Trustees have five years to reach the standard that applies to them.

•	Named Executive Officers and Trustees are encouraged to achieve and maintain the target level of ownership until they leave the Company or Board, as applicable.

•

The policy constitutes a set of guidelines. As such, it does not set forth any penalties for non-compliance. The treatment of non-compliance is left to the discretion of the Board, in collaboration with the CEO and the Compensation Committee.

VII. Impact of Accounting and Tax Treatment

Accounting Treatment

The Company expenses the cost of share-based compensation, including Restricted Shares and Restricted LTIP Units, in its financial statements in accordance with Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”).

Tax Treatment

The Compensation Committee has reviewed the Company’s compensation policies in light of Section 162(m) of the Internal Revenue Code, as amended, which generally limits deductions for compensation paid to certain executive officers to $1,000,000 per annum (although certain performance based compensation is not subject to that limit), and determined that the compensation levels of the Company’s CEO and CIO (but no other Named Executive Officers) could be affected by such provisions. The Compensation Committee intends to continue to review the application of Section 162(m) to the Company with respect to any future compensation programs considered by the Company. In view of its overall executive compensation structure, the Compensation Committee has determined that it is appropriate for the CEO and CIO to have the potential to receive compensation that is not deductible under Section 162(m).

VIII. Relationship of Compensation Policies and Practices to Risk Management.

The Compensation Committee has considered the risks arising from the Company’s compensation policies and practices for its employees, and does not believe those risks are reasonably likely to have a material adverse effect on the Company.

IX. Specific 2010 Decisions and 2011 Changes

Salary

Working with market data supplied by SMG, the Compensation Committee reviewed the base salaries of the Named Executive Officers for 2010 and 2011. Consistent with the Company’s philosophy to offer competitive salaries to its key executives and Mr. Bernstein’s solid performance in 2010, the Compensation Committee recommended and the Board of Trustees determined that Mr. Bernstein’s annual salary will increase to $476,100 for 2011. In addition, in order to keep base salaries competitive with those of its competitors, the Compensation Committee recommended and the Board of Trustees determined that the 2011 base salaries of the Named Executive Officers will increase as follows:

	Base Salary

Name	2010 Base Salary	2011 Base Salary	Percentage Increase Over 2010

Kenneth F. Bernstein	$460,000	$476,100	3.5%
Michael Nelsen	235,000	243,200	3.5%
Joel Braun	307,500	318,300	3.5%
Robert Masters	240,875	249,300	3.5%
Christopher Conlon	225,000	275,000	22.2%

Performance and Time-Based Incentive Awards

The compensation process began with the creation of a bonus pool for Named Executive Officers (and other Senior Vice Presidents). The Board of Trustees, after consultation with the Compensation Committee, SMG and management, determined that the pool for 2010 would be $4.1 million for target performance. If the performance exceeded the target, the pool would increase to $4.9 million for outperformance and if the performance did not meet the target, the pool would decrease to $3.3 million for minimal performance.

Bonus allocations for individual Named Executive Officers are based upon two separate categories of metrics: Company performance (70% of the overall determination) and individual/business unit performance (30% of the overall determination). The Board of Trustees, after consultation with the Compensation Committee, SMG and management, established the 2010 Company performance hurdles presented below. The percentages appearing in the bonus allocation column below represent the percentage of total bonus allocated to that particular Company performance category.

Company Performance Metrics

Objective Metrics

The objective metrics chosen for determining Company performance and the actual Company results are as follows:

Objective Measurement	Bonus Allocation	Minimal	Target	Outperform	Actual 2010 Results	Bonus Level Achieved

Funds From Operations (“FFO”) Growth (1):	10%
Absolute $0.95 - $1.00		Bottom 25%	25% - 74%	75% +	$1.23 (AKR)	Outperform
Relative vs. peer group		25% - 49%	50% - 74%	75% - 100%	N/A(3)
Net Operating Income (“NOI”) Growth (Same Store) (2):	10%
Absolute -2% to -4%		Bottom 25%	25% - 74%	75% +	-0.9% (AKR)	Outperform
Relative vs. peer group		25% - 49%	50% - 74%	75% - 100%	N/A(3)
Total Shareholder Return:	20%
Absolute		1.5% - 2.5%	2.6% - 7.5%	7.5% +	12.4% (AKR)	Outperform
Relative vs. peer group		Bottom 25%	25% - 74%	75% +	N/A(3)

(1) See table below for a reconciliation of Net Income (GAAP) to FFO.
(2) NOI excludes various items included in operating income (GAAP) that are not indicative of the operating performance of a store. NOI is calculated by starting with operating income and (i) adding back general and administrative, depreciation and amortization, abandonment of project costs, reserve for notes receivable; and (ii) deducting management fee income; interest income; other income; lease termination income; and straight line rent and other adjustments.
(3) Criteria are met if one of the two performance standards for each measurement is achieved. “Relative” performance of peers was not applicable as the Company met the “Absolute” standards.

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS	For the Year Ended December 31, 2010

(dollars in thousands, except per share data)
Net income (loss) attributable to Common Shareholders	$30,057
Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests’ share):
Consolidated affiliates	18,445
Unconsolidated affiliates	1,561
Income attributable to noncontrolling interests’ in Operating Partnership	377
Distributions – Preferred OP Units	18

Funds from operations	$50,458

Funds from operations per share – Diluted
Weighted average Common Shares and OP Units	40,876

Funds from operations, per share	$1.23

Based on the results noted in the table above, the Company achieved the upper end (“Outperform”) of the three objective metrics.

Subjective Metrics

The other measure of Company performance is subjective and includes the following aspects of executing the Company’s strategic plan (represents 30% of bonus allocation):

•	Maintain a high-quality core portfolio of retail assets
•	Maintain a healthy balance sheet with strong liquidity
•	Maintain a disciplined growth strategy that enables opportunistic investing

With regard to the subjective Company metrics, the Compensation Committee and the full Board of Trustees evaluated the Company’s performance with respect thereto to determine if it performed at a minimal, target or outperform level. The Compensation Committee and the full Board of Trustees agreed that the Company’s performance met the “Target” level based on the following:

•	Same store net operating income decline of 0.9% at the favorable end of expectation
•	Solid occupancy of the core portfolio of 91.5%
•	Balance sheet liquidity of $145 million including cash of $86 million and availability under lines of credit of $59 million
•	No debt maturities at the core until December, 2011 including extension options
•	Fixed-charge coverage of 3.2:1
•	100% fixed rate debt at the core at an average rate of 6.2%
•	Including the Company’s share of Fund debt 86% is fixed at average rate of 5.4%
•	$250 million of available investor capital, of which the Company’s share is $50 million, to fund future opportunistic investments
•	The Company acquired only one new property in 2010

Individual/Business Unit Performance Metrics

With regard to the individual/business unit performance metrics, each Named Executive Officer had four goals which were established at the beginning of the year. These goals were different for each Named Executive Officer based on the different Company disciplines for which each of the Named Executive Officers was responsible and, while some could be objectively measured, overall they were more subjective in nature than the Company performance metrics. For example, some of the objective measures were as follows:

•	Chief Financial Officer – maintain floating rate to fixed rate debt ratio of no more than 10%
•	Chief Investment Officer – invest opportunity fund (the “Funds”) dollars within the Funds’ investment period
•	General Counsel - achieve reimbursement of $1.5 million for the legal department’s work for the Funds and joint ventures
•	Senior Vice President, Leasing and Development - maintain rental rates within 5% of budget

With respect to the subjective measures, each of the Named Executive Officers (other than the CEO) was judged on whether there was strong leadership of their departments. Other examples of the more subjective measures were as follows:

•	Chief Executive Officer – ensuring the Company’s long-term financial stability by raising new sources of capital and by preserving and expanding the Company’s liquidity position
•	Chief Executive Officer – stewardship at the top of the organization and success in interfacing with major institutional investors and joint venture partners
•	Chief Financial Officer – maximize operating cash flow to maintain cash balances sufficient to fund growth opportunities as they arise
•	Chief Investment Officer – manage acquisition deal flow and dispositions, as well as other investments
•	General Counsel –interface with joint venture partners; provide support in structuring investments; and maintain law firm quality work
•	Senior Vice President, Leasing and Development – restructure the leasing department to more efficiently manage the Company’s leasing objectives

With regard to the subjective individual/business unit metrics, the Compensation Committee and the full Board of Trustees evaluated the Named Executive Officer’s performance with respect thereto to determine if they performed at a minimal, target or outperform level. The Compensation Committee and the full Board of Trustees agreed that the majority of the Named Executive Officer’s performance met the “Target” level for the four individual measures.

Overall Allocation

Based on the results of the above, the 2010 bonus pool was set at $4.6 million (not including rounding and the effect of using ASC Topic 718 as disclosed in Footnote 2 of the following table). The Compensation Committee, in consultation with SMG, recommended and the full Board of Trustees concurred that, based on its evaluation of each of the Named Executive Officer’s contribution to attaining the corporate goals and to the performance of the Company, assigned the following allocation of the pool:

•	Chief Executive Officer – 41.55%
•	Chief Financial Officer – 6.58%
•	Chief Investment Officer – 14.87%
•	General Counsel – 6.59%
•	Senior Vice President, Leasing and Development – 7.69%

On March 3, 2011, the Board of Trustees approved a cash bonus, 2010 long-term incentive awards, elective LTIP Unit awards and additional retention awards as follows:

		2010 Long-term Incentive Awards (2)		Elective LTIP Unit Award (1) (2)	Elective LTIP Unit Award (2) (3) Premium Portion	Additional Retention Award (2)

Name	Cash Bonus	Time- Based	Performance-Based	Time-Based	Time-Based	Time-Based

Kenneth F. Bernstein	(1)	$400,642	$400,623	$1,201,887	$400,623	$2,003,152
Michael Nelsen	(1)	59,091	59,091	177,291	59,091	—
Joel Braun	(1)	130,202	130,202	389,613	129,878	—
Robert Masters	(1)	59,091	59,091	178,284	59,434	—
Christopher Conlon	$204,000	68,116	68,097	—	—	1,001,576

Footnotes:
(1) NEO converted cash bonus to elective LTIP Units. Reference is made to Footnote (3) below.
(2) Calculated in accordance with ASC Topic 718. The valuation of the awards detailed above is based on the Company’s closing Common Share price of $19.08 on the day preceding the Grant Date. Reference is made to Footnote 1 of the Summary Compensation Table for a discussion of ASC Topic 718.
(3) The number of LTIP Units granted in connection with this portion of the elective LTIP Unit award were at a 25% discount as discussed below.

In recommending these awards to the Board, the Compensation Committee considered all the factors detailed above. The Compensation Committee also considered compensation studies provided by SMG and surveys with respect to other comparable publicly-traded real estate investment trusts regarding executive compensation and performance benchmarks.

2010 long-term incentive awards and elective LTIP Unit awards to executives other than Mr. Bernstein

The total 2010 long-term incentive awards and elective LTIP Unit awards approved by the Board to certain executive officers were allocated 83% as time-based awards and 17% as performance-based awards. These time-based and performance-based awards consist of non-vested Restricted LTIP Units for which the number was determined based on the trailing 20-day average price of the Company’s Common Shares from the date of grant of $19.05. The Restricted LTIP Units will vest in five equal annual installments commencing on January 6, 2012 provided that the executive continues to be employed by the Company through the applicable vesting date. The performance-based portion of the Restricted LTIP Unit awards will also be subject to the Company achieving certain annual and cumulative benchmarks established by the Board. Long-term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. These ownership opportunities and awards also provide a retention benefit by vesting over future periods.

In addition to their base salaries and long-term incentive awards, certain executive officers of the Company received elective LTIP Unit awards in place of annual cash bonuses that were determined based upon the Compensation Committee’s evaluation of both the overall performance of the Company and their individual performance as detailed above. These elective LTIP Units are time-based and vest in the same manner as described above. The number of Restricted LTIP Units granted in connection with this elective LTIP Unit award were at a 25% discount to the trailing 20-day average price of the Company’s Common Shares.

2010 long-term incentive award, elective LTIP award and additional retention award to Mr. Bernstein

The 2010 long-term incentive award, elective LTIP Unit award and the additional retention award approved by the Board to Mr. Bernstein amounted to 230,971 non-vested Restricted LTIP Units. The additional retention award was granted to both retain Mr. Bernstein’s services with the Company and to partially compensate him for the removal of the excise tax gross-up clause from his employment contract. These Restricted LTIP Units shall vest as follows:

(i)

104,987 Restricted LTIP Units will vest in five equal annual installments commencing on January 6, 2012, (the “First Vesting Date”) provided that Mr. Bernstein continues to be employed by the Company through the applicable vesting date,

(ii)

20,997 Restricted LTIP Units will also vest subject to the same schedule and Mr. Bernstein’s continued employment, however the vesting of these LTIP Units will also be subject to the Company achieving certain annual and cumulative benchmarks established by the Board, and

(iii)

104,987 Restricted LTIP Units will vest as follows: 5,250 on the First Vesting Date and on the 1st, 2nd and 3rd anniversaries of the First Vesting Date and 83,987 on the 4th anniversary of the First Vesting Date.

Additional retention award to Mr. Conlon

The additional retention award granted to Mr. Conlon, to retain his services with the Company, consist of time-based non-vested Restricted LTIP Units and vest as follows:

•

52,494 non-vested Restricted LTIP Units will vest as follows: (i) 5,249 on September 1, 2011; (ii) 5,249 on January 6, 2012; (iii) 23,623 on the date of Mr. Conlon’s relocation of his primary residence to Westchester County, NY or Fairfield County, CT or, if Mr. Conlon does not relocate on or before January 6, 2013, in equal amounts on January 6, 2013, 2014 and 2015, respectively, until such time as he does relocate; and (iv) the remaining 18,373 on January 6, 2016.

The following table lists the annual compensation for the fiscal years 2010, 2009, and 2008 awarded to the Named Executive Officers.

SUMMARY COMPENSATION TABLE

For information relating to the elements of compensation discussed in the Summary Compensation Table, please refer the “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($) (3)

Kenneth F. Bernstein	2010	$460,000	$—	$2,068,866	$—	—	—	$41,801	$2,570,667
Chief Executive Officer	2009	$460,000	$—	$728,608	$—	—	—	$37,495	$1,226,103
and President	2008	$460,000	$750,000	$1,895,051	$—	—	—	$164,779	$3,269,830
(Principal Executive Officer)

Michael Nelsen	2010	$235,000	$—	$196,762	$—	—	—	$40,477	$472,239
Chief Financial Officer	2009	$235,000	$94,150	$113,462	$—	—	—	$40,555	$483,167
and Senior Vice President	2008	$235,000	$120,900	$209,328	$—	—	—	$38,953	$604,181
(Principal Financial Officer)

Joel Braun	2010	$307,500	$—	$528,585	$—	—	—	$74,353	$910,438
Chief Investment Officer and	2009	$307,500	$151,750	$258,987	$—	—	—	$66,417	$784,654
Executive Vice President	2008	$307,500	$270,200	$666,082	$—	—	—	$89,271	$1,333,053

Robert Masters	2010	$240,875	$—	$719,809	$—	—	—	$37,844	$998,528
Senior Vice President,	2009	$240,875	$—	$113,462	$—	—	—	$38,539	$392,876
General Counsel, Chief	2008	$240,875	$121,025	$281,358	$—	—	—	$64,019	$707,277
Compliance Officer and
Secretary

Christopher Conlon	2010	$225,000	$204,000	$114,835	$—	—	—	$30,465	$574,300
Senior Vice President,	2009	$225,000	$157,000	$108,523	$—	—	—	$32,095	$522,618
Leasing and Development	2008	$199,000	$115,600	$—	$—	—	—	$26,340	$340,940

Footnotes:

(1)

Pursuant to SEC rules, the amounts disclosed in these columns reflect the grant date fair value of each Restricted Share and Restricted LTIP Unit award calculated in accordance with ASC Topic 718. The Grant Date fair values of performance-based awards were calculated based on the probable outcome of performance at the time of the grant. The values were calculated using the Common Share price at grant times the number of Restricted Shares and Restricted LTIP Units awarded. For further information as to the Company’s Restricted Share and Restricted LTIP Unit awards issued to employees, see Note 15 (Share Incentive Plan) to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on February 28, 2011.

(2)	Detail reflected in the All Other Compensation Table.

(3)	Actual total compensation earned by the Named Executive Officers, after giving effect to share and option awards in the year they were earned rather than in the year they were granted were as follows:

	2010	2009	2008

Mr. Bernstein	$4,908,728	$2,566,360	$2,103,387
Mr. Nelsen	$630,041	$566,467	$508,315
Mr. Braun	$1,161,748	$1,054,252	$925,958
Mr. Masters	$634,619	$999,223	$539,381
Mr. Conlon	$1,597,264	$528,930	$449,464

ALL OTHER COMPENSATION TABLE

	Kenneth F. Bernstein			Michael Nelsen			Joel Braun

	2010	2009	2008	2010	2009	2008	2010	2009	2008

Perquisites and other personal benefits, unless the aggregate amount is less than $10,000 (1)	$12,624	$13,457	$13,537	$27,000	$28,500	$30,000	$27,000	$28,500	$30,000

Annual Company contributions or allocations to vested and unvested defined contribution plans(2)	7,350	7,350	6,900	7,350	7,350	6,900	7,350	7,350	6,900

The dollar value of insurance premiums paid by the Company on life insurance policies for the benefit of the Named Executive Officer	90	90	90	90	90	90	90	90	90

The dollar value of any dividends or other earnings paid on stock or option awards when the dividends or earnings were not factored into the grant date fair value (3)	21,737	16,598	144,252	6,037	4,615	1,963	39,913	30,477	52,281

Total Other Compensation	$41,801	$37,495	$164,779	$40,477	$40,555	$38,953	$74,353	$66,417	$89,271

	Robert Masters			Christopher Conlon

	2010	2009	2008	2010	2009	2008

Perquisites and other personal benefits, unless the aggregate amount is less than $10,000 (1)	$27,000	$28,500	$30,000	$27,000	$28,500	$26,250

Annual Company contributions or allocations to vested and unvested defined contribution plans (2)	7,350	7,350	6,900	3,375	3,505	—

The dollar value of insurance premiums paid by the Company on life insurance policies for the benefit of the Named Executive Officer	90	90	90	90	90	90

The dollar value of any dividends or other earnings paid on stock or option awards when the dividends or earnings were not factored into the grant date fair value (3)	3,404	2,599	27,029	—	—	—

Total Other Compensation	$37,844	$38,539	$64,019	$30,465	$32,095	$26,340

          Footnotes

(1)	Represents automobile allowances.

(2)	Represents contributions made by the Company to the account of the Named Executive Officer under a 401 (k) Plan.

(3)

In August of 2004, the Company allowed the conversion of certain outstanding share awards into deferred share units. The amounts included above reflect dividends paid by the Company on such units in 2008 to Mr. Bernstein, Mr. Braun and Mr. Masters. In 2008, the participants elected to end the deferral and received the deferred units. During January 2009, these units were consequently converted to 190,487 Common Shares and were issued to the participants and 83,433 of these Common Shares were cancelled to pay for the participants income taxes. In addition, the amounts include cumulative dividends on unvested Restricted Shares which were paid to all Named Executive Officer’s upon the vesting of those Restricted Shares in January 2010, 2009 and 2008, respectively.

GRANTS OF PLAN-BASED AWARDS

Pursuant to the Company’s Incentive Plans, the Company granted annual bonus unit awards and long-term incentive awards to the Named Executive Officers on March 1, 2010. The annual bonus unit awards consisted of time-based non-vested Restricted LTIP Units. The total long-term incentive awards consisted of non-vested Restricted LTIP Units which were allocated 50% as time-based awards and 50% as performance-based awards. For the 50% performance-based award, one of the following must occur: (i) the Company must achieve a 7% or greater increase in funds from operation (“FFO”); (ii) FFO growth must be equal to or greater than the top one-third of the Peer Group, as determined by the Compensation Committee; (iii) the Company must achieve a 10% annual total shareholder return; or (iv) the total annual shareholder return must be equal to or greater than the top one-third of the Peer Group.

The following table provides a summary of all grants awarded to the Named Executive Officers during 2010:

												Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (5)
									All Other Stock Awards:
	Grant Date	Estimated Future Payouts Under Performance-Based Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Performance-Based Equity Incentive Plan Awards				Number Of Shares Stock or Units (#) (3)		Number of Securities Underlying Options (#)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)		Maximum (#)

Kenneth F. Bernstein	3/1/2010	—	—	—	—	26,499	(1)	—	26,499	(1)	—	—	$886,657
	3/1/2010	—	—	—	—	—		—	70,664	(1)	—	—	1,182,209

						26,499			97,163				$2,068,866

Michael Nelsen	3/1/2010	—	—	—	—	4,200	(1)	—	4,201	(1)	—	—	$140,549
	3/1/2010	—	—	—	—	—		—	3,360	(1)	—	—	56,213

						4,200			7,561				$196,762

Joel Braun	3/1/2010	—	—	—	—	9,478	(1)	—	9,479	(1)	—	—	$317,151
	3/1/2010	—	—	—	—	—		—	12,638	(1)	—	—	211,434

						9,478			22,117				$528,585

Robert Masters	3/1/2010	—	—	—	—	4,200	(1)	—	4,201	(1)	—	—	$140,549
	3/1/2010	—	—	—	—	—		—	11,201	(1)	—	—	187,393
	3/1/2010	—	—	—	—	—		—	23,423	(4)	—	—	391,867

						4,200			38,825				$719,809

Christopher Conlon	3/1/2010	—	—	—	—	2,451	(1)	—	2,452	(1)	—	—	$82,027
	3/1/2010	—	—	—	—	—		—	1,961	(1)	—	—	32,808

						2,451			4,413				$114,835

Footnotes:
(1)

The Restricted LTIP Units vest over 5 years with 20% vesting on each anniversary of the Grant Date. The holders of these Restricted LTIP Units are entitled to receive distributions in an amount equal to the per share dividend paid to holders of Common Shares.

(2)	Represents the performance-based portion of the 2010 awards.
(3)	Represents the time-based portion of the 2010 awards.
(4)

Mr. Masters was also awarded Restricted LTIP Units as an additional incentive bonus by the Board of Trustees. The time-based award vests over five years with 20% vesting on each anniversary of the Grant Date. This incentive bonus reflects Mr. Masters’ long term and superior service to the Company over the last decade. Further, the award is an incentive to Mr. Masters to continue his leadership in the future.

(5)

Calculated in accordance with ASC Topic 718. The Grant Date fair values of performance-based awards were calculated based on the probable outcome of performance at the time of the grant. The values were calculated using the Common Share price at grant times the number of Restricted LTIP Units awarded. The per share fair value of each grant was $16.73.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1) (9)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1) (10)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (10)

Kenneth F. Bernstein	1/3/2005	19,866	—	—	$16.35	1/2/2015	—		$—	—		$—
	1/6/2006	36,034	—	—	$20.65	1/5/2016	—		—	—		—
	1/6/2006	—	—	—			21,749	(2)	396,702	—		—
	1/15/2007	—	—	—			3,426	(3)	62,490	3,427	(3)	62,508
	1/15/2007	—	—	—			1,142	(3)	20,830	1,142	(3)	20,830
	1/31/2008	—	—	—			25,948	(5)	473,292	—		—
	1/31/2008	—	—	—			17,967	(5)	327,718	17,967	(5)	327,718
	3/5/2009	—	—	—			28,268	(7)	515,608	28,268	(7)	515,608
	3/1/2010	—	—	—			70,664	(8)	1,288,911	—		—
	3/1/2010	—	—	—			26,499	(8)	483,342	26,499	(8)	483,342

Total		55,900	—	—			195,663		$3,568,893	77,303		$1,410,006

Michael Nelsen	1/3/2005	3,179	—	—	$16.35	1/2/2015	—		$—	—		$—
	1/6/2006	2,485	—	—	$20.65	1/5/2016	—		—	—		—
	1/6/2006	—	—	—			2,485	(2)	45,326	—		—
	1/15/2007	—	—	—			952	(3)	17,364	952	(3)	17,364
	1/15/2007	—	—	—			318	(3)	5,800	318	(3)	5,800
	1/31/2008	—	—	—			1,339	(6)	24,423	—		—
	1/31/2008	—	—	—			2,386	(6)	43,521	2,386	(6)	43,521
	3/5/2009	—	—	—			4,403	(7)	80,311	4,402	(7)	80,292
	3/1/2010	—	—	—			3,360	(8)	61,286	—		—
	3/1/2010	—	—	—			4,201	(8)	76,626	4,200	(8)	76,608

Total		5,664	—	—			19,444		$354,657	12,258		$223,585

Joel Braun	1/3/2005	7,152	—	—	$16.35	1/2/2015	—		$—	—		$—
	1/6/2006	6,088	—	—	$20.65	1/5/2016	—		—	—		—
	1/6/2006	—	—	—			10,562	(2)	192,651	—		—
	1/15/2007	—	—	—			1,292	(3)	23,566	1,291	(3)	23,548
	1/15/2007	—	—	—			430	(3)	7,843	431	(3)	7,861
	1/15/2007	—	—	—			20,000	(4)	364,800	—		—
	1/31/2008	—	—	—			8,145	(6)	148,565	—		—
	1/31/2008	—	—	—			5,648	(6)	103,020	5,648	(6)	103,020
	3/5/2009	—	—	—			10,048	(7)	183,276	10,048	(7)	183,276
	3/1/2010	—	—	—			12,638	(8)	230,517	—		—
	3/1/2010	—	—	—			9,479	(8)	172,897	9,478	(8)	172,879

Total		13,240	—	—			78,242		$1,427,135	26,896		$490,584

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END, (continued)

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (#) (1) (9)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1) (10)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (10)

Robert Masters	1/3/2005	3,655	—	—	$16.35	1/2/2015	—		$—	—		$—
	1/6/2006	2,734	—	—	$20.65	1/5/2016	—		—	—		—
	1/6/2006	—	—	—			4,971	(2)	90,671	—		—
	1/15/2007	—	—	—			538	(3)	9,813	537	(3)	9,795
	1/15/2007	—	—	—			180	(3)	3,283	180	(3)	3,283
	1/31/2008	—	—	—			3,441	(6)	62,764	—		—
	1/31/2008	—	—	—			2,386	(6)	43,521	2,386	(6)	43,521
	3/5/2009	—	—	—			4,403	(7)	80,311	4,402	(7)	80,292
	3/1/2010	—	—	—			11,201	(8)	204,306	—		—
	3/1/2010	—	—	—			4,201	(8)	76,626	4,200	(8)	76,608
	3/1/2010	—	—	—			23,423	(8)	427,236	—		—

Total		6,389	—	—			54,744		$998,531	11,705		$213,499

Christopher Conlon	3/5/2009	—	—	—			4,211	(7)	$76,809	4,211	(7)	$76,809
	3/1/2010	—	—	—			1,961	(8)	35,769	—		—
	3/1/2010	—	—	—			2,452	(8)	44,724	2,451	(8)	44,706

Total		—	—	—			8,624		$157,302	6,662		$121,515

Footnotes

(1) Market value computed by multiplying the closing market price of the Company’s Common Shares of $18.24 as of December 31, 2010 by the number of Restricted Shares or Restricted LTIP Units that have not vested.

(2) Restricted Shares vest over three years with the last vesting on January 6, 2011.
(3) Restricted LTIP Units vest over four years with the last vesting on January 6, 2011.
(4) Restricted Shares vest over five years with the last vesting on January 6, 2012.
(5) Restricted LTIP Units vest over ten years with the last vesting on January 6, 2018.
(6) Restricted LTIP Units vest over seven years with the last vesting on January 6, 2015.
(7) Restricted LTIP Units vest over five years with the last vesting on January 6, 2014.
(8) Restricted LTIP Units vest over five years with the last vesting on January 6, 2015.
(9) Represents the time-based portion of the awards.
(10) Represents the performance-based portion of the awards.

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table provides a summary of all values realized by the Named Executive Officers upon the exercise of options and similar instruments or the vesting of Restricted Shares or Restricted LTIP Units during the last fiscal year.

			Option Awards		Stock Awards

Name	Grant Date	Exercise/ Vesting Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Kenneth F. Bernstein	1/6/2006	1/6/2010	—	$—	35,159	$590,671
	1/15/2007	1/6/2010	—	—	22,460	377,328
	1/31/2008	1/6/2010	—	—	7,735	129,948
	3/5/2009	1/6/2010	—	—	14,134	237,451

			—	$—	79,488	$1,335,398

Michael Nelsen	1/6/2006	1/6/2010	—	$—	3,266	$54,869
	1/15/2007	1/6/2010	—	—	2,946	49,493
	1/31/2008	1/6/2010	—	—	1,223	20,546
	3/5/2009	1/6/2010	—	—	2,200	36,960

			—	$—	9,635	$161,868

Joel Braun	1/6/2006	1/6/2010	—	$—	12,482	$209,698
	1/15/2007	1/6/2010	—	—	14,327	240,694
	1/31/2008	1/6/2010	—	—	3,888	65,318
	3/5/2009	1/6/2010	—	—	5,024	84,403

			—	$—	35,721	$600,113

Robert Masters	1/6/2006	1/6/2010	—	$—	6,937	$116,542
	1/15/2007	1/6/2010	—	—	3,220	54,096
	1/31/2008	1/6/2010	—	—	1,643	27,602
	3/5/2009	1/6/2010	—	—	2,200	36,960

			—	$—	14,000	$235,200

Christopher Conlon	3/5/2009	1/6/2010	—	$—	2,104	$35,347

          Footnotes

(1)	Value based on the market value of the Company’s Common Shares on the vesting date. The closing prices of the Company’s Common Shares was $16.80 on January 6, 2010.

EMPLOYMENT AND SEVERANCE AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

The Company has entered into an employment agreement with Mr. Bernstein and severance agreements with each of the other Named Executive Officers.

Kenneth Bernstein Employment Agreement

In August of 1998, the Company entered into an employment agreement with Kenneth F. Bernstein, which has been amended from time to time (most recently by an amendment dated March 7, 2011), pursuant to which Mr. Bernstein serves as President and Chief Executive Officer. The employment agreement was extended for three years to March 6, 2014 with a base salary of $476,100 and after expiration is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement. Under the terms of the employment agreement, Mr. Bernstein’s base salary is subject to an annual review and adjustment by the Compensation Committee.

Each year during the term of Mr. Bernstein’s employment, the Compensation Committee considers Mr. Bernstein for an incentive bonus (to be determined by the Compensation Committee and recommended for approval to the full Board of Trustees) and discretionary bonuses payable in cash, Restricted Shares, options, Restricted LTIP Units and participation in the Program, or any combination thereof, as the Board of Trustees and the Compensation Committee may approve. The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Bernstein to be maintained by the Company. Mr. Bernstein is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company’s executives, and is subject to certain non-competition and confidentiality requirements.

Mr. Bernstein’s employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Bernstein in the event of his termination of employment as the result of his Death, Disability, discharge without Cause, his resignation or a termination by Mr. Bernstein for Good Reason (the terms, “Death”, “Disability”, “Cause” and “Good Reason” each defined below). If Mr. Bernstein’s employment is terminated either because he is discharged without cause or due to a termination by Mr. Bernstein for Good Reason, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and severance salary and bonus, each paid in accordance with the terms and conditions of such agreement. In the recent amendment, Mr. Bernstein agreed to the removal of his right to receive an excise tax gross up.

Severance Agreements for Named Executive Officers Other than Mr. Bernstein

The Company has entered into severance agreements with each of the Named Executive Officers other than Mr. Bernstein. These agreements provide for certain termination or severance payments to be made by the Company to a Named Executive Officer in the event of his termination of employment as the result of his death, Disability (as defined below), discharge for Cause or without Cause, his resignation or a termination by the Named Executive Officer for Good Reason. If the Named Executive Officer’s employment is terminated either because he is discharged without Cause (as defined below) or due to a termination by the Named Executive Officer for Good Reason, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and severance bonus, each paid in accordance with the terms and conditions of such agreements. These payments will be reduced to the extent that they would otherwise be considered parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

Termination and Definitions For Cause

The Company has the right to terminate a Named Executive Officer’s employment for “Cause” upon the Named Executive Officer’s: (A) deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials; (B) failure to perform his duties hereunder (other than any such failure resulting from Named Executive Officer’s incapacity due to physical or mental illness) which failure continues for a period of three business days after written demand for corrective action is delivered by the Company specifically identifying the manner in which the Company believes the Named Executive Officer has not performed his duties; (C) conduct by the Named Executive Officer constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of the Company’s property for personal purposes; (D) disparagement of the Company, its officers, Trustees, employees or partners; (E) soliciting any existing employee of the Company above the level of an administrative assistant to work at another company; or (F) the commission by the Named Executive Officer of a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

Death

A Named Executive Officer’s employment will terminate upon his death.

Disability

The Company has the right to terminate a Named Executive Officer’s employment due to “Disability” in the event that there is a determination by the Company that the Named Executive Officer has become physically or mentally incapable of performing his duties under the agreement and such Disability has disabled the Named Executive Officer for a cumulative period of 180 days within a twelve month period.

Good Reason

A Named Executive Officer has the right to terminate his employment for “Good Reason”: (A) upon the occurrence of any material breach of the agreement by the Company which includes but not be limited to: a material, adverse alteration in the nature of Named Executive Officer’s duties, responsibilities or authority; (B) upon a reduction in Named Executive Officers annual base salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, or a failure to pay such amounts when due which is not cured by the Company within ten days after written notice of such default by the Named Executive Officer, (C) if the Company relocates the Named Executive Officers’ office requiring the Named Executive Officer to increase his commuting time by more than one hour, or (D) the Company’s failure to provide benefits comparable to those provided the Named Executive Officer as of the effective date, other than any such failure which affects all comparably situated officers, then the Named Executive Officer will have the right to terminate his employment, which termination will be deemed for Good Reason.

Without Cause

The Company has the right to terminate a Named Executive Officer’s employment without Cause.

Upon a Change in Control and Termination

The Named Executive Officers may be entitled to benefits upon a Change of Control and termination of their employment as discussed below.

“Change in Control” means that any of the following events has occurred: (A) any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any employee benefit plan sponsored by the Company, becomes the “beneficial owner”, as such term is used in Section 13 of the Exchange Act (irrespective of any vesting or waiting periods) of (i) Common Shares in an amount equal to 30% or more of the sum total of the Common Shares issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; provided, however, that in determining whether a Change of Control has occurred, outstanding shares or voting securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries do not constitute an acquisition which can cause a Change of Control; or (B) the approval of the dissolution or liquidation of the Company; or (C) the approval of the sale or other disposition of all or substantially all of its assets in one (1) or more transactions; or (D) a turnover, during any two year period, of the majority of the members of the Board, without the consent of the majority of the members of the Board as to the appointment of the new Board members.

SPECIFIC CIRCUMSTANCES THAT WOULD TRIGGER PAYMENTS UNDER THE EMPLOYEE AND SEVERANCE AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The specific circumstances that would trigger payments and amount of compensation that would be paid by the Company under Mr. Bernstein’s employment agreement and the other Named Executive Officers’ severance agreements are as follows:

Compensation upon Termination of Employment by the Company for Cause or Voluntarily By the Named Executive Officer

In the event the Company terminates a Named Executive Officer’s employment for Cause, or a Named Executive Officer voluntarily terminates his employment, the Company will pay that Named Executive Officer any unpaid annual base salary at the rate then in effect accrued through and including the date of termination and any accrued vacation pay. In addition, in such event, the Named Executive Officer will be entitled to exercise any options which, as of the date of termination, have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan. All options and all restricted shares granted to the executive which have not vested on the date of termination will automatically terminate.

Compensation under Mr. Bernstein’s Employment Agreement upon Termination of Employment upon Death, Disability, Without Cause or for Good Reason or Change in Control and Termination of Employment

In the event of termination by the Company of Mr. Bernstein’s employment as a result of his Death, Disability, Without Cause or by Mr. Bernstein for Good Reason, the Company is obligated to pay or provide to Mr. Bernstein, his estate or personal representative, the following: (i) any unpaid accrued salary through and including the date of termination; plus (ii) an amount equal to three times his current salary; (iii) an additional amount equal to three times the average of the cash value of the bonuses (whether awarded as cash incentive bonuses or in Restricted Shares or Restricted LTIP Units, the value of the latter to be calculated as of the date of the award) awarded to Mr. Bernstein for each of the last two years immediately preceding the year in which Mr. Bernstein’s employment is terminated; (iv) a further amount computed at an annualized rate equal to the average of the cash incentive bonuses awarded to Mr. Bernstein for each of the last two years; (v) reimbursement of expenses incurred prior to date of termination; (vi) all incentive compensation payments whether share based or otherwise that are subject to a vesting schedule including Restricted Shares, Restricted LTIP Units and options shall immediately vest as of the date of the termination; and (vii) continuation of health coverage through the unexpired employment period with the exception of termination upon Death. Following a Change of Control together with either a Termination Without Cause or by Mr. Bernstein for Good Reason, the Company will be obligated to make the payments described above.

Compensation upon Termination of Employment upon Death, Disability, Without Cause or By Other Named Executive Officers for Good Reason or Change in Control and Termination of Employment

In the event of termination by the Company of the employment of a Named Executive Officer as a result of the Named Executive Officer’s Death, Disability, termination Without Cause or by such Named Executive Officer for Good Reason, the Company is obligated to pay or to provide such Named Executive Officer, the following: (i) any unpaid accrued salary through and including the date of termination; (ii) an amount equal to one year’s salary at the then current annual base; (iii) reimbursement of expenses incurred prior to date of termination; (iv) such Named Executive Officer’s car allowance, if any, for one year; and (v) a pro rata portion of such Named Executive Officer’s bonus (based upon the average of the last two years’ bonuses); and (vi) all incentive compensation payments whether share based or otherwise that are subject to a vesting schedule including Restricted Shares, Restricted LTIP Units and options will immediately vest as of the date of the termination.

Following a Change of Control together with either Termination Without Cause or for Good Reason, the Company is obligated to pay or provide to the Named Executive Officer the full benefits described above. In addition, Messrs. Braun, Masters and Nelsen will be entitled to receive an amount equal to six months’ base salary and the Company will continue the base salary and medical benefits of said Named Executive Officer for a period not to exceed the earlier of (a) six months from the date of such termination or (b) the date when such Named Executive Officer becomes reemployed. Mr. Conlon’s Severance Agreement does not provide for the additional amounts payable to Messrs. Braun, Masters and Nelsen following a Change of Control together with either Termination Without Cause or for Good Reason described in this paragraph.

Acceleration of Vesting and Forfeiture of Awards under Share Incentive Plans

In addition to the termination payments discussed above, the Share Incentive Plans provide for accelerated vesting of awards in certain circumstances involving a Change in Control of the Company. These plans also provide for forfeiture of awards in certain circumstances, such as in the event of a termination for cause.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION

The following table estimates the potential payments and benefits to the Named Executive Officers upon termination of employment and Change in Control, assuming the event occurred on December 31, 2010. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time they become eligible for payment and would only be payable if the specified event occurs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Cash Severance ($) (1)	Bonus Severance ($)		Options Awards ($)	Stock Awards ($) (4) (5)	280G Tax Gross Up ($)

Kenneth F. Bernstein
For Cause or Voluntary Resignation	$—	$—		$—	$—	$—
Death	1,380,000	5,696,209	(2)	—	4,978,900	—
Disability	1,380,000	5,696,209	(2)	—	4,978,900	—
Good Reason	1,380,000	5,696,209	(2)	—	4,978,900	—
Without Cause	1,380,000	5,696,209	(2)	—	4,978,900	—
Change in Control and Termination	1,380,000	5,696,209	(2)	—	4,978,900	—

Michael Nelsen
For Cause or Voluntary Resignation	—	—		—	—	—
Death	235,000	215,562	(3)	—	578,244	—
Disability	235,000	215,562	(3)	—	578,244	—
Good Reason	235,000	215,562	(3)	—	578,244	—
Without Cause	235,000	215,562	(3)	—	578,244	—
Change in Control and Termination	352,500	215,562	(3)	—	578,244	—

Joel Braun
For Cause or Voluntary Resignation	—	—		—	—	—
Death	307,500	528,886	(3)	—	1,917,717	—
Disability	307,500	528,886	(3)	—	1,917,717	—
Good Reason	307,500	528,886	(3)	—	1,917,717	—
Without Cause	307,500	528,886	(3)	—	1,917,717	—
Change in Control and Termination	461,250	528,886	(3)	—	1,917,717	—

Robert Masters
For Cause or Voluntary Resignation	—	—		—	—	—
Death	240,875	281,214	(3)	—	1,212,030	—
Disability	240,875	281,214	(3)	—	1,212,030	—
Good Reason	240,875	281,214	(3)	—	1,212,030	—
Without Cause	240,875	281,214	(3)	—	1,212,030	—
Change in Control and Termination	361,313	281,214	(3)	—	1,212,030	—

Christopher Conlon
For Cause or Voluntary Resignation	—	—		—	—	—
Death	225,000	247,979	(3)	—	278,817	—
Disability	225,000	247,979	(3)	—	278,817	—
Good Reason	225,000	247,979	(3)	—	278,817	—
Without Cause	225,000	247,979	(3)	—	278,817	—
Change in Control and Termination	225,000	247,979	(3)	—	278,817	—

Footnotes:

(1) Reflects three years of severance salary for Mr. Bernstein and one year of severance salary for the other NEOs. In the case of a Change in Control and termination, the other NEOs employed by the Company prior to January 2008 receive one and one half years severance salary.

(2) Reflects three years of severance bonuses for Mr. Bernstein.
(3) Reflects one year of severance bonuses for the other NEOs.
(4) Reflects the payment upon the immediate vesting of all Restricted Shares and Restricted LTIP Units.
(5) Restricted Share payments based on the number of shares times $18.24, the closing price of the Company’s Common Shares on December 31, 2010.

Board of Trustees Compensation

Each Trustee who is not also an officer and full-time employee of the Company or the Operating Partnership receives an annual Trustee fee in the amount of $30,000, comprised of $15,000 cash and $15,000 of unrestricted Common Shares, plus a fee of $1,750 for each meeting of the Board attended, $1,500 for each committee meeting attended and $750 for each Board or committee meeting attended telephonically. Committee chairs also receive an annual fee of $5,000 with the exception of the Audit Committee chair who receives an annual fee of $7,500. The Lead Trustee receives an annual Lead Trustee fee of $35,000, comprised of $17,500 cash and $17,500 of unrestricted Common Shares in addition to the other Trustee fees.

Trustees who are officers and full-time employees of the Company or its subsidiaries receive no separate compensation for service as a Trustee or committee member. Additionally, members of the Board of Trustees are reimbursed for travel and lodging expenses associated with attending meetings of the Board and committees of the Board. Each Non-management Trustee is also entitled to grants of 2,000 Restricted Shares following the annual meeting held during each year during which they serve as Trustees, to the extent he or she will continue to serve as Trustee after the annual meeting. No dividends are paid on Restricted Shares until they vest. These Restricted Shares vest over three years with 33% vesting on each of the next three anniversaries of the issuance date. On May 10, 2010, the Company issued 4,180 unrestricted Common Shares and 8,000 Restricted Shares to Trustees of the Company in connection with Trustee fees. In addition, on May 10, 2010, the Company issued an additional 944 unrestricted Common Shares to the Lead Trustee of the Company in connection the Lead Trustee fee.

During 2010, Mr. Wielansky also received $100,000 in fees for providing consulting services to the Company.

Pursuant to the Company’s 2006 Deferred Compensation Plan (the “Deferred Compensation Plan”), Trustees may elect to defer receipt of their annual trustee fees and Common Share Awards. Each Trustee participating in the Deferred Compensation Plan has an account, which the administrator credits with a number of Common Shares having a fair market value (as of the date of the credit) equal to the amount of the participant’s compensation that the Trustee has elected to defer and would otherwise have been paid in cash or other property to the Trustee during the preceding month. The Deferred Compensation Plan generally allows the Trustees to defer receipt of their compensation and, therefore, defer paying tax on that compensation. To defer eligible compensation for any given calendar year, a Trustee must make a written election at least 30 days before the calendar year begins. The Company will credit each Trustee’s deferred compensation account with additional Common Shares that (i) have a fair market value, when credited, equal to the product of any per Common Share cash dividend paid during the prior quarter and the number of Common Shares credited to the Trustee’s account and (ii) equitably adjust the Trustee’s account for any share dividends that would have been paid during the prior month with respect to the Common Shares credited to the Trustee’s account on the last day of the prior quarter. Generally, a Trustee’s account will be paid to the Trustee upon his or her separation of service from the Company and will be paid to his or her beneficiaries in the event of his or her death, in each case based on the timeframe for distributions specified in the Trustee’s deferral election form. Under certain circumstances, the Board may permit a Trustee to withdraw a limited number of Common Shares from his or her account if the Trustee suffers a Hardship (as defined in the Deferred Compensation Plan).

For 2011, Ms. Luscombe has elected to defer payment of her Trustee fees that are payable in Common Shares. No other Trustee has elected to defer compensation for 2011.

See the Board of Trustees Compensation Table below for a summary of the compensation paid to the members of the Board of Trustees during 2010.

TRUSTEE COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)		Total ($)

Lee S. Wielansky(1)	$43,750	$69,580		$—	$—	$—	$101,887	(5)	$215,217

Lorrence T. Kellar	47,250	52,080		—	—	—	1,887		101,217

Suzanne M. Hopgood (2)	17,000	—		—	—	—	3,653		20,653

Douglas Crocker II	42,500	52,080		—	—	—	1,887		96,467

Wendy Luscombe	41,000	52,080	(6)	—	—	—	1,887	(6)	94,967

William T. Spitz	43,250	52,080		—	—	—	1,887		97,217

Footnotes
(1)	Mr. Wielansky is the Independent Lead Trustee.
(2)	Effective May 10, 2010, Ms. Hopgood was no longer a Trustee of the Company.
(3)	Amounts in this column include $1,887 of cumulative dividends on unvested, Restricted Shares which were paid upon the vesting of those shares in May 2010.
(4)

Reflects 809 unrestricted Common Shares and 2,000 restricted Common Shares (“Restricted Shares”) granted in 2010 to each Trustee. The Restricted Shares vest over three years with 33% vesting on each of the next three anniversaries of the grant date. In addition, Mr. Wielansky received an additional 944 unrestricted Common Shares for serving as Lead Trustee. The Grant Date per share fair value for the grants was $18.54.

(5)

Mr. Wielansky is entitled to receive annual consulting fees totaling $100,000 for providing consulting services to the Company including assisting with the underwriting and analysis of development and redevelopment opportunities as well as assisting with sourcing of direct acquisitions and identifying potential joint venture partners.

(6)	Ms. Luscombe has deferred the Common Share portion of her 2010 Trustee fee of $52,080 and dividends of $1,887.

As of December 31, 2010, each independent Trustee had outstanding the following options and Restricted Share awards:

OUTSTANDING TRUSTEE EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards

Trustee	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Lee S. Wielansky	5/6/2004	1,000	—		$12.55	5/6/2014	—		$—	—	$—
	8/4/2004	2,000	—		$14.13	8/4/2014	—		—	—	—
	5/18/2005	3,000	—		$15.96	5/18/2015	—		—	—	—
	5/15/2006	3,000	—		$22.40	5/15/2016	—		—	—	—
	5/14/2008	—	—				666	(2)	12,148	—	—
	5/13/2009	—	—				1,333	(3)	24,314	—
	5/10/2010	—	—				2,000	(4)	36,480	—

Total		9,000	—				3,999		$72,942	—	$—

Lorrence T. Kellar	11/18/2003	1,000	—		$11.66	11/18/2013	—		$—	—	$—
	5/6/2004	1,000	—		$12.55	5/6/2014	—		—	—	—
	8/4/2004	2,000	—		$14.13	8/4/2014	—		—	—	—
	5/18/2005	3,000	—		$15.96	5/18/2015	—		—	—	—
	5/15/2006	3,000	—		$22.40	5/15/2016	—		—	—	—
	5/14/2008	—	—				666	(2)	12,148	—	—
	5/13/2009	—	—				1,333	(3)	24,314	—	—
	5/10/2010	—	—				2,000	(4)	36,480	—	—

Total		10,000	—				3,999		$72,942	—	$—

Douglas Crocker II	11/18/2003	1,000	—		$11.66	11/18/2013	—		$—	—	$—
	5/6/2004	1,000	—		$12.55	5/6/2014	—		—	—	—
	8/4/2004	2,000	—		$14.13	8/4/2014	—		—	—	—
	5/18/2005	3,000	—		$15.96	5/18/2015	—		—	—	—
	5/15/2006	3,000	—		$22.40	5/15/2016	—		—	—	—
	5/14/2008	—	—				666	(2)	12,148	—	—
	5/13/2009	—	—				1,333	(3)	24,314	—	—
	5/10/2010	—	—				2,000	(4)	36,480	—	—

Total		10,000	—				3,999		$72,942	—	$—

Wendy Luscombe	8/4/2004	2,000	—		$14.13	8/4/2014	—		$—	—	$—
	5/18/2005	3,000	—		$15.96	5/18/2015	—		—	—	—
	5/15/2006	3,000	—		$22.40	5/15/2016	—		—	—	—
	5/14/2008	—	—				666	(2)	12,148	—	—
	5/13/2009	—	—				1,333	(3)	24,314	—	—
	5/10/2010	—	—				2,000	(4)	36,480	—	—

Total		8,000	—				3,999		$72,942	—	$—

OUTSTANDING TRUSTEE EQUITY AWARDS AT FISCAL YEAR-END, (continued)

		Option Awards					Stock Awards

Trustee	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

William T. Spitz	5/14/2008	—	—				666	(2)	$12,148	—	$—
	5/13/2009	—	—				1,333	(3)	24,314	—	—
	5/10/2010	—	—				2,000	(4)	36,480	—	—

Total		—	—				3,999		$72,942	—	$—

Footnotes
(1) Market value computed by multiplying the closing market price of the Company’s Common Shares of $18.24 as of December 31, 2010 by the number of Restricted Shares that have not vested.
(2) Restricted Shares vest over three years with the last vesting on May 14, 2011.
(3) Restricted Shares vest over three years with the last vesting on May 13, 2012.
(4) Restricted Shares vest over three years with the last vesting on May 10, 2013.

ACADIA REALTY TRUST
COMPENSATION COMMITTEE REPORT (1)

Executive Summary

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and the Company’s Proxy Statement. The members of the Compensation Committee for the 2010 fiscal year were Messrs. Spitz, Kellar, and Crocker.

COMPENSATION COMMITTEE
William T. Spitz, Chairman
Lorrence T. Kellar
Douglas Crocker II

(1) Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE INFORMATION

Independent Registered Public Accounting Firm Compensation

Audit Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for the audit of the Company’s financial statements as included in the Company’s Form 10-K, fees for Sarbanes-Oxley Section 404 planning and testing relating to the Company’s 2010 and 2009 audits and reviews of the financial statements as included in the Company’s Forms 10-Q, were $803,359 and $754,604 for the years ended December 31, 2010 and 2009, respectively.

Tax Fees

The aggregate fees billed for professional services rendered by BDO USA, LLP for tax preparation and compliance were $187,255 and $250,761 for the years ended December 31, 2010 and 2009, respectively.

Policy on Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for approving the engagement of BDO USA, LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries before BDO USA, LLP provides those services. The Audit Committee has delegated authority to approve non-audit services in an amount of up to $25,000 to the Chair and the approval of the full Audit Committee is required for non-audit services in amounts greater than $25,000. All audit fees were approved by the Audit Committee and all other fees were approved pursuant to the pre-approval policy discussed above.

REPORT OF THE AUDIT COMMITTEE (1)

(1) Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report is not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes. The Board of Trustees has previously adopted an Audit Committee Charter that may be found on the Company’s website at www.acadiarealty.com

The Audit Committee presently consists of the following members of the Company’s Board of Trustees: Mr. Kellar, Mr. Spitz and Ms. Luscombe, all of whom meet the independence requirements for audit committee members under the listing standards of the New York Stock Exchange.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2010 with the Company’s management. The Audit Committee has discussed with BDO USA, LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP, BDO USA, LLP’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Trustees that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Audit Committee
Lorrence T. Kellar, Chairman
Wendy Luscombe
William T. Spitz

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2005, the Company issued 250,000 Restricted Common OP Units to Klaff Realty L.P. (“Klaff”) in consideration for an interest in certain management contract rights. During 2010, Klaff converted the 250,000 Restricted Common OP Units into Common Shares.

In 2008 and 2009 the Company earned asset management, leasing, disposition, development and construction fees for providing services to an existing portfolio of retail properties and/or leasehold interests in which Klaff had an interest. Fees earned by the Company in connection with this portfolio were $0.0 million, $0.4 million and $0.8 million for the years ended December 31, 2010, 2009 and 2008 respectively.

The Company earns fees from two of its investments in unconsolidated partnerships. The Company earned property management, construction, legal and leasing fees from the Brandywine Portfolio totaling $0.8 million, $0.7 million and $1.1 million for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, the Company earned property management and development fees from CityPoint totaling $1.0 million for the year ended December 31, 2008.

Lee Wielansky, the Lead Trustee of the Company, was paid a consulting fee of $0.1 million for each of the years ended December 31, 2010, 2009, and 2008.

Review and Approval of Related Person Transactions.

We review all relationships and transactions in which the Company and the Company’s Trustees and Named Executive Officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Trustees and Named Executive Officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, pursuant to its charter, the Audit Committee reviews and approves all related party transactions, which we interpret to include any transaction that is required to be disclosed under SEC rules. The Company does not have any written standards for approving related party transactions. However, the Audit Committee only approves a related party transaction if it believes the transaction is in the best interest of the Company and its shareholders. While the Company has disclosed the transactions with Klaff in this section for the sake of full disclosure, since Klaff does not own more than 5% of any class of the Company’s voting securities, disclosure of this related party transaction is not required under SEC rules. The transactions between the Company and Klaff noted above were approved by the Company’s Board of Trustees, which consists of five Trustees who are considered independent under the rules of the New York Stock Exchange and the Company’s Chief Executive Officer.

ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company’s Annual Report to Shareholders is being provided to each shareholder of the Company along with this Proxy Statement. Upon written request of any record or beneficial owner of Common Shares of the Company whose proxy was solicited in connection with the Annual Meeting, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2010. A request for a copy of such Annual Report on Form 10-K should be made in writing, addressed to Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, Attention: Robert Masters.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Named Executive Officers, certain other officers and Trustees and persons who own more than 10% of the Common Shares (collectively, the Reporting Persons) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. As a practical matter, the Company assists its officers and Trustees by monitoring transactions and completing and filing Section 16 reports on their behalf. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to us or written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to the Company’s officers, Trustees and greater than 10% beneficial owners were complied with.

SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s 2012 proxy statement and form of proxy. In accordance with Rule 14a-8, these proposals must be received by the Company no later than 5:00 PM EST on December 9, 2011. All such proposals must be submitted in writing to the Corporate Secretary of the Company at the following address: Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605, Attention: Corporate Secretary.

In addition, if you desire to bring business (including Trustee nominations) before the Company’s 2012 annual meeting, other than proposals presented under Rule 14a-8, you must provide written notice to the Corporate Secretary at the address noted in the preceding paragraph between February 10, 2012 and March 11, 2012; provided, however, if the date of the 2012 annual meeting is advanced by more than 30 days or delayed by more than 60 days from May 10, 2012 (the anniversary of the date of the Annual Meeting), notice by a shareholder must be delivered not earlier than the 90th day prior to 2012 annual meeting and not later than the close of business on the later of the 60th day prior to the 2012 annual meeting or the tenth day following the day on which public announcement of the date of 2012 annual meeting is first made. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of shareholder proposals and Trustee nominations.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The Company has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, the Company is delivering only one copy of its Annual Report and Proxy Statement to multiple shareholders who share the same mailing address and have the same last name, unless the Company has received contrary instructions from an affected shareholder. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report and Proxy Statement to any shareholder at a shared address to which a single copy of the Annual Report or the Proxy Statement was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit a request in writing to Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, Attention: Robert Masters. You may also call (914) 288-8100 to request a copy of the Proxy Statement and Annual Report. You may also access the Company’s Annual Report and Proxy statement at www.acadiarealty.com/proxy.

If you are a shareholder of record and would like to revoke your householding consent and receive multiple copies of the Annual Report or Proxy Statement in the future, or if you currently receive multiple copies of these documents and would like only to receive a single copy, please contact the Company at the address listed in the preceding paragraph.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

By order of the Board of Trustees,

Robert Masters, Secretary

ACADIA REALTY TRUST
1311 MAMARONECK AVENUE
SUITE 260
WHITE PLAINS, NY 10605

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the
postage-paid envelope we have provided or return it to Acadia
Realty Trust, c/o Broadridge Financial Solutions, Inc., 51
Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACADIA REALTY TRUST
THE BOARD OF TRUSTEES RECOMMENDS THAT YOU
VOTE “FOR” ALL THE NOMINEES, “FOR” PROPOSALS 2 AND 3 AND “THREE YEARS” FOR PROPOSAL 4 LISTED BELOW.

Vote On Trustees

1.	Election of Trustees	For	Against	Abstain

Nominees:
	1a. Kenneth F. Bernstein	☐	☐	☐
	1b. Douglas Crocker II	☐	☐	☐
	1c. Lorrence T. Kellar	☐	☐	☐
	1d. Wendy Luscombe	☐	☐	☐
	1e. William T. Spitz	☐	☐	☐
	1f. Lee S. Wielansky	☐	☐	☐

Vote On Proposals			For	Against	Abstain

2.	THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.		☐	☐	☐

3.

THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPANY’S 2011 PROXY STATEMENT IN ACCORDANCE WITH COMPENSATION RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

			☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	THE APPROVAL OF AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY:	☐	☐	☐	☐
Signed proxies returned without specific voting directions will be voted for a frequency of “three years.”

5.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, Trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners)	Date

ACADIA REALTY TRUST
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 10, 2011

This Proxy is Solicited on
Behalf of the Board of Trustees

The undersigned hereby constitutes and appoints Kenneth F. Bernstein and Robert Masters, Esq., or either one of them, as proxies, with full power of substitution, to vote all Common Shares of beneficial interest of Acadia Realty Trust (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the offices of Paul, Hastings, Janofsky & Walker, LLP, which are located at Park Avenue Tower, 75 East 55th Street, New York, NY 10022 at 1:00 o’clock p.m. local time, May 10, 2011 or at any adjournments or postponements thereof.

This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted according to the Board of Trustees recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held
on May 10, 2011: This Proxy Statement and the Company’s 2010 Annual Report to shareholders are available at
www.acadiarealty.com/proxy

Address Changes and/or Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)